UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 20, 2019

TIME:	9:00 a.m. Mountain Standard Time
PLACE:	Microchip Technology Incorporated 2355 W. Chandler Boulevard Chandler, Arizona 85224-6199
ITEMS OF BUSINESS:	(1)
The election of each of Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther L. Johnson and Wade F. Meyercord to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

	(2)	To approve a French sub-plan under our 2004 Equity Plan.
	(3)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2020.
	(4)	To hold an advisory (non-binding) vote regarding the compensation of our named executives.
	(5)	To consider a stockholder proposal requesting our Board to report on our processes for identifying and analyzing human rights risks to workers in our operations and supply chain.
	(6)	To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote FOR each of the foregoing items (1) through (4), and AGAINST the foregoing item (5).

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 25, 2019 are entitled to vote at the annual meeting.
ANNUAL REPORT:	Microchip's fiscal 2019 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY:
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Stockholders may have a choice of voting their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Kim van Herk
Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 20, 2019
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2019 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 15, 2019

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Tuesday, August 20, 2019, beginning at 9:00 a.m., Mountain Standard Time. The annual meeting will be held at our Chandler facility located at 2355 W. Chandler Blvd., Chandler, AZ 85224-6199.
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2019 annual meeting of stockholders and at any adjournment(s) thereof.
Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2019 refer to the 12-month period from April 1, 2018 through March 31, 2019; references to fiscal 2018 refer to the 12-month period from April 1, 2017 through March 31, 2018; and references to fiscal 2017 refer to the 12-month period from April 1, 2016 through March 31, 2017.
We anticipate first mailing this proxy statement and accompanying form of proxy on July 15, 2019 to holders of record of Microchip's common stock on June 25, 2019 (the "Record Date").

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.
You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.
The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.
All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Stockholders Entitled to Vote
Stockholders of record at the close of business on the Record Date, June 25, 2019, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the five director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 238,034,746 shares of our common stock issued and outstanding.
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting on August 20, 2019, and for 10 days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Mountain Standard Time.
Required Vote
Quorum, Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (NYSE), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Three to be considered at the annual meeting may be treated as a routine matter. Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on such matter.
Election of Directors (Proposal One)
A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Approval of French Sub-Plan Under the 2004 Equity Inventive Plan (Proposal Two)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of the French sub-plan under our 2004 Equity Incentive Plan. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on such proposal.
Ratification of Independent Registered Public Accounting Firm (Proposal Three)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2020. Abstentions will have the same effect as voting against this proposal.

Advisory Vote Regarding the Compensation of our Named Executives (Proposal Four)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on such proposal.
Stockholder Proposal for our Board to Report on Recruitment and Forced Labor Risk to Workers (Proposal Five)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of the stockholder proposal for our Board of Directors to report on recruitment and forced labor risk to workers. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on such proposal.
Electronic Access to Proxy Statement and Annual Report
This proxy statement and our fiscal 2019 Annual Report are available at www.microchip.com/annual_reports.
We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.
Cost of Proxy Solicitation
Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS

Meetings of the Board of Directors
Our Board of Directors met 5 times in fiscal 2019. Each director attended 100% of the aggregate of (i) the total number of the meetings of the Board of Directors held during fiscal 2019 during such time as such person was a director, and (ii) the total number of meetings held by all of the committees of the Board of Directors on which he or she served during fiscal 2019 during such time as such person was a director. The Board of Directors has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present. The Board of Directors has determined that each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord is an independent director as defined by applicable SEC rules and NASDAQ listing standards.
Board Leadership Structure
The Board of Directors believes that Microchip's Chief Executive Officer, Steve Sanghi, is best situated to serve as Chairman because he is the director most familiar with Microchip's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while the Chief Executive Officer brings company-specific experience and industry expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. Microchip does not have a lead independent director.
Board Oversight of Risk Management
The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip.
The Board of Directors and the Audit Committee regularly receive reports on various risk-related items including risks related to manufacturing operations, intellectual property, taxes, cybersecurity, IT system continuity, products and employees. The Board and the Audit Committee also receive periodic reports on Microchip's efforts to manage such risks through safety measures, system improvements, insurance or self-insurance. The Board of Directors believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.
Communications from Stockholders
Stockholders may communicate with the Board of Directors or individual members of the Board of Directors, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.
Committees of the Board of Directors
The following table lists our three Board committees, the directors who served on them and the number of committee meetings held in fiscal 2019:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2019

Name	Audit	Compensation	Nominating and Governance
Mr. Chapman	C		●
Mr. Day		●	C
Ms. Johnson	●		●
Mr. Meyercord	●	C	●
Mr. Sanghi
Meetings held in fiscal 2019	13	9	1

C = Chair
● = Member

Audit Committee
The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board of Directors with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of May 15, 2015. A copy of the Audit Committee charter is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards. The Board of Directors has also determined that each of Mr. Chapman and Mr. Meyercord meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.
In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Compensation Committee
Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board of Directors. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of May 21, 2019. The committee charter is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
The Board of Directors has determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Compensation Discussion and Analysis" at page 30.

Nominating and Governance Committee
Our Nominating and Governance Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating and Governance Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board of Directors. The responsibilities of our Nominating and Governance Committee are further described in the committee charter, as amended and restated as of May 19, 2014, which is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com. The Board of Directors has determined that all members of the Nominating and Governance Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.
When considering a candidate for a director position, the Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating and Governance Committee believes it is important that the members of the Board of Directors represent diverse viewpoints. Accordingly, the Nominating and Governance Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating and Governance Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2020 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 58. We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.
Attendance at the Annual Meeting of Stockholders
All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our fiscal 2018 annual meeting of stockholders on August 14, 2018.

REPORT OF THE AUDIT COMMITTEE (*)

Our Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.
We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2019 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.
Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for filing with the SEC.
By the Audit Committee of the Board of Directors:

Matthew W. Chapman (Chairman)	Esther L. Johnson	Wade F. Meyercord
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.
Director Compensation
Procedures Regarding Director Compensation
The Board of Directors sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board of Directors has not used outside consultants in setting non-employee director compensation.
Director Fees
Effective November 14, 2016, non-employee directors received an annual retainer of $71,500, paid in quarterly installments, and $3,000 for each meeting attended in person. Effective May 21, 2019, the Board approved an increase in the annual retainer from $71,500 to $75,000. Directors do not receive any additional compensation for telephonic meetings of the Board of Directors, for meetings of committees of the Board, or for serving as a committee chair.
Equity Compensation
Under the terms of our 2004 Equity Incentive Plan, each non-employee director is automatically granted:

•
upon the date that the individual is first appointed or elected to the Board of Directors as a non-employee director, that number of restricted stock units ("RSUs") equal to $160,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made; and

•
upon the date of our annual meeting, provided that the individual has served as a non-employee director for at least three months on that date and has been elected by the stockholders to serve as a member of the Board of Directors at that annual meeting, that number of RSUs equal to $84,000 (or $123,000 for grants occurring after May 21, 2019), based on the fair market value of our common stock on the grant date which shall vest in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of our fiscal quarter in which the grant is made.
All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.
In accordance with the foregoing, on August 14, 2018, each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord was granted 999 RSUs.
The following table details the total compensation for Microchip's non-employee directors for fiscal 2019:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Steve Sanghi (2)	$—	$—	$—	$—	$—	$—
Matthew W. Chapman	83,500	81,139	—	—	—	164,639
L.B. Day	83,500	81,139	—	—	—	164,639
Esther L. Johnson	83,500	81,139	—	—	—	164,639
Wade F. Meyercord	83,500	81,139	—	—	—	164,639

(1)
The stock award of 999 RSUs to each of the directors on August 14, 2018 had a fair value on the grant date of $81.22 per share and a market value on the grant date of $84.08 per share with an aggregate market value of each award of approximately $84,000.

(2)	Mr. Sanghi, our Chief Executive Officer and Chairman of the Board, does not receive any additional compensation for his service as a member of the Board of Directors.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Mr. Meyercord (Chair) and Mr. Day. Each such person is an independent director. Neither Mr. Day nor Mr. Meyercord had any related-party transaction with Microchip during fiscal 2019 other than compensation for service as a director. In addition, neither of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2019, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board of Directors.

CERTAIN TRANSACTIONS
During fiscal 2019, Microchip had no related-party transactions within the meaning of applicable SEC rules.
Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board of Directors regarding certain conflict of interest matters that do not involve a member of the Board.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2019, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2019, except that Mr. Meyercord filed one late Form 4 on June 28, 2019 reporting one transaction.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of five directors: Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther L. Johnson and Wade F. Meyercord. Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. Each of the nominees is currently serving as a director and has agreed to continue serving if re-elected. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.
Our Board of Directors has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord.
The term of office of each person who is elected as a director at the annual meeting will continue until the 2020 annual meeting of stockholders and until a successor has been elected and qualified.
Vote Required; Board Recommendation
A nominee for director in an uncontested election shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld notes or broker non-votes).
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed below.
Information on Nominees for Director (as of June 30, 2019)

Name	Age	Position(s) Held
Steve Sanghi	63	Chief Executive Officer and Chairman of the Board
Matthew W. Chapman	68	Director
L.B. Day	74	Director
Esther L. Johnson	67	Director
Wade F. Meyercord	78	Director

Steve Sanghi has served as Chief Executive Officer since October 1991, and as Chairman of the Board since October 1993. He served as President from August 1990 to February 2016 and has served as a director since August 1990. In November 2016, Mr. Sanghi joined the Board of Directors of Myomo, Inc., a publicly traded commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper-limb paralysis. In February 2018, Mr.Sanghi joined the Board of Directors of Mellanox Technologies Ltd., a publicly traded supplier of end-to-end Ethernet and InfiniBand intelligent interconnect solutions and services for servers, storage, and hyper-converged infrastructure.
The Board of Directors concluded that Mr. Sanghi should be nominated to serve as a director since he has served as CEO of Microchip for over 25 years and has provided very strong leadership to Microchip over this period. The Board of Directors believes that Mr. Sanghi's management skills have been instrumental to Microchip's extraordinary growth and profitability over the past 25 years and to the strong position Microchip has attained in its key markets.

Matthew W. Chapman has served as a director of Microchip since May 1997. After serving for over 11 years, Mr. Chapman retired in February 2018 from his position as Chief Executive Officer of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries. In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. Mr. Chapman served as a member of the Board of Directors of the Oregon Business Association and Knowledge Alliance. He is currently serving on the Board of Regents of the University of Portland and the board of two not-for-profit organizations.
The Board of Directors concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO level experience at several corporations. The Board of Directors also recognizes Mr. Chapman's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve on the Board of Directors’ nominating and governance committee.
L.B. Day has served as a director of Microchip since December 1994. Mr. Day serves as President of L.B. Day & Company, Inc., which provides strategic planning, strategic marketing and organization design services to the elite of the technology world. He has written on strategic planning and is involved with competitive factor assessment in the semiconductor and other technology market segments, geared to helping client organizations incorporate competitive factor assessment findings into their strategic plans. He has served as a board member or as an advisor to many public and private boards.
The Board of Directors concluded that Mr. Day should be nominated to serve as a director due to his significant experience in corporate management and strategic matters.  In particular, through his consulting practice, Mr. Day has been a key strategic advisor to a number of large public corporations. The Board of Directors also recognizes Mr. Day's experience in financial matters. The Board of Directors believes that Mr. Day's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee.
Esther L. Johnson has served as a director of Microchip since October 2013. From April 2007 until her April 2012 retirement, Ms. Johnson served as the Vice President and General Manager of Carrier Electronics, a provider of high technology heating, air-conditioning and refrigeration solutions, and a part of United Technology Corporation, a publicly held company that provides high technology products and services to the aerospace and building systems industries. Prior to her position as Vice President and General Manager, since 1983, Ms. Johnson held a variety of other management positions with Carrier Electronics, including Director of Operations and Global Supply Chain Manager. Ms. Johnson was instrumental in Carrier being recognized by Industry Week as one of the "Top 10 Factories in North America." She has served as a board member on multiple private company boards.
The Board of Directors concluded that Ms. Johnson should be nominated to serve as a director due to her significant executive level experience in the technology industry. The Board of Directors also recognizes the knowledge and experience Ms. Johnson has gained through her service on the boards of various private companies. The Board of Directors also recognizes Ms. Johnson's experience in financial matters. The Board of Directors believes that Ms. Johnson's background makes her well suited to serve on the Board of Directors' audit committee and nominating and governance committee.
Wade F. Meyercord has served as a director of Microchip since June 1999. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009 and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005.

The Board of Directors concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board of Directors believes that Mr. Meyercord's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee. The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

PROPOSAL TWO

APPROVAL OF FRENCH SUB-PLAN UNDER
THE 2004 EQUITY INCENTIVE PLAN

Recent changes to the income tax and social tax treatment of French tax-qualified RSUs ("French-Qualified RSUs") were implemented into French law. Pursuant to the French law, U.S. companies are permitted, but not required, to grant French-Qualified RSUs, which provide for more favorable tax treatment for both French employers and their employees than the current non-qualified RSU awards granted under our 2004 Equity Incentive Plan (the "Plan").
The Plan, as most recently amended by our Board on May 21, 2019 and most recently approved by our stockholders at our 2017 annual meeting of stockholders, currently provides that the administrator of the Plan has the authority to prescribe rules and regulations relating to local country sub-plans to the Plan for the purpose of qualifying for preferred tax treatment under foreign tax laws. Accordingly, our Board of Directors has approved the French-Qualified Restricted Stock Unit Sub-Plan (the "French Sub-Plan"), a sub-plan under the Plan, subject to stockholder approval, to permit the grant of French-Qualified RSUs. In addition to the approval of our Board of Directors or our Compensation Committee, French law requires that stockholders approve the French Sub-Plan.
Therefore, we are seeking stockholder approval of the French Sub-Plan, which is intended to realize potential tax benefits to our French employees by permitting the grant of French-Qualified RSUs that qualify for more favorable tax treatment. We are neither seeking approval for an increase in the number of shares available for issuance under the Plan, nor are we seeking approval of any revisions to the Plan. Instead, we are asking stockholders to approve the French Sub-Plan solely to comply with the stockholder authorization requirement under French tax law to permit the granting of tax-favored French-Qualified RSUs.
We believe that it is in our best interests and the best interests of our stockholders to give us the discretion to grant awards under the French Sub-Plan that would qualify for the income and social tax treatment authorized under French law. If the French Sub-Plan is approved by our stockholders at the Annual Meeting, the French Sub-Plan will become effective on August 20, 2019 (the "Effective Date"). Any shares issued with respect to the French-Qualified RSUs will be satisfied under the existing share reserve of the Plan and will have terms consistent with the existing Plan.
French Sub-Plan Key Terms
In addition to stockholder approval of the French Sub-Plan, other key requirements for French-Qualified RSUs granted under the French law include that: (i) the French-Qualified RSUs must provide for a minimum vesting period of one year from the grant date, (ii) the sale of shares acquired upon vesting of French-Qualified RSUs must be restricted for a minimum of two years from the grant date, (iii) the French-Qualified RSUs cannot be granted to any employee or managing director who (1) owns more than 10% of the company’s share capital or (2) will due to the grant, own more than 10% of the company’s share capital and (iv) shares acquired upon vesting may not be sold during “closed periods” which include ten quotation days preceding and three quotation days following the financial statement disclosures/filings or blackout periods. The full text of the French Sub-Plan is attached as Appendix A to this Proxy Statement.
French Tax Consequences of French-Qualified RSUs
Upon stockholder approval of the French Sub-Plan, stock awards that are granted to French-resident employees and that qualify as French-Qualified RSUs under French law will not be subject to tax until shares acquired under the Plan are sold, at which time the taxable amount is divided into the gain at vesting and any additional gain at sale. The vesting gain (i.e., the value of the shares issued upon vesting) not exceeding €300,000 is subject to tax as salary at the employee’s marginal income tax rate after a 50% rebate, which under the law, applies regardless of how long the shares are held before sale. Employee social security also applies at a rate of 17.2% (of which 6.8% is deductible), plus surtax for income over €250,000 or €500,000 for single or married taxpayers, respectively. The portion of the vesting gain exceeding €300,000 is subject to tax as salary at the employee’s marginal income tax rate without any rebate, and to employee social security at a rate of 9.7% (of which 6.8%

is deductible), plus employee specific social security of 10% and surtax (as described above). Any additional gain at sale (i.e., sale price less fair market value of shares at vesting) is subject to income and social taxes at a combined flat 30% rate (or at the election of the employee, the employee’s marginal income tax rate) plus surtax (as described above). In addition, the employing company may receive certain tax benefits, including being subject to a 20% social insurance contribution upon vesting of French-Qualified RSUs instead of the 30% social insurance contribution imposed prior to the new French law depending on the applicable French-qualified regime. The tax consequences of participating in the French Sub-Plan may vary by individual situations and circumstances. Income tax laws, regulations and interpretations with respect to the French Sub-Plan may also change frequently. Participants in the French Sub-Plan should rely upon their own tax advisors for advice concerning the specific tax consequences and treatment applicable to them.
General Information About the Plan
The Plan was initially approved by our stockholders in August 2004, and was most recently amended in May 2019. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards (which may be granted in the form of restricted stock or RSUs), performance shares, performance units, and deferred stock units to our employees and consultants as well as for automatic grants of RSUs to the non-employee members of our Board.
The Plan Includes Compensation and Governance Best Practices
The Plan includes provisions that are considered best practices for compensation and corporate governance purposes. These provisions protect our stockholders' interest, as follows:

•
No Annual Evergreen.  The Plan does not contain an annual "evergreen" provision that automatically increases the number of shares available for issuance each year. As a result, any increases to the number of shares reserved for issuance under the Plan will require approval from our stockholders.

•	Administration. The Plan is administered by the Compensation Committee, which consists entirely of independent non-employee directors.

•	Annual Limits on Awards. The Plan sets reasonable, annual limits as to the awards that individuals may receive during each fiscal year.

•	Repricing or Exchange Programs are Not Allowed. The Plan does not permit outstanding options or stock appreciation rights to be repriced or exchanged for other awards.

•
Minimum Vesting Requirements. In general, awards vesting on the basis of an individual's continuous service with us will vest in full no earlier than the one-year anniversary of the grant date although up to 5% of the shares reserved in the Plan may be granted without this minimum vesting requirement.

•	No Single-Trigger Vesting Acceleration upon a Change of Control. The Plan provides that only in the event an award is not assumed or replaced will vesting accelerate on a Change of Control.

•	Limited Transferability. Awards under the Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.

•	No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

•	No Dividends on Unvested Restricted Stock. The Plan provides that a participant has no right to receive dividends on restricted stock until the restrictions on shares of restricted stock lapse.
Our executive officers and directors have an interest in the Plan because they are eligible to receive equity awards under the Plan. However, none of our current executive officers or directors is expected to receive an award under the French Sub-Plan.
Please see the summary of the Plan below. However, this summary is not a complete description of all of the provisions of the Plan and is qualified in its entirety by reference to the Plan which was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on May 30, 2019.

Vote Required and Recommendation
An affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at our Annual Meeting is required to approve the French Sub-Plan under the Plan. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving the French Sub-Plan under the Plan and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends a vote "FOR" Proposal Two, the approval of the French Sub-Plan under our 2004 Equity Incentive Plan.
Summary Description of the 2004 Equity Incentive Plan
As noted above, this proposal does not amend the Plan and is limited to approving the French Sub-Plan as required by French law for the grant of French-Qualified RSUs to eligible employees in France. Please note that the Plan is not a part of our proxy solicitation materials. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.
General. The purposes of the Plan are to attract and retain the best available personnel, provide additional incentive to our employees, consultants and non-employee directors and promote the success of our business.
Shares Available for Issuance. Subject to adjustment for changes in our capitalization, the maximum aggregate number of shares of common stock which may be issued under the Plan is 36,387,887.
If an award expires or becomes unexercisable without having been exercised in full, or with respect to restricted stock, RSUs, performance shares, performance units or deferred stock units, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to stock appreciation rights, the gross shares issued (i.e., shares actually issued pursuant to a stock appreciation right, as well as the shares that represent payment of the exercise price and any applicable tax withholdings pursuant to a stock appreciation right) shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, performance shares, performance units or deferred stock units are repurchased by us at their original purchase price or are forfeited to us, such shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an award shall become available for future grant or sale under the Plan. To the extent an award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of shares available for issuance under the Plan.
Administration. The Plan may be administered by our Board of Directors or a committee or committees, which may be appointed by our Board of Directors (the "Administrator").
Subject to the provisions of the Plan, the Administrator has the authority to: (i) construe and interpret the plan and awards; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; (iii) select the service providers to whom awards are to be granted (apart from the non-employee director automatic grant provisions); (iv) subject to the limits set forth in the Plan, determine the number of shares or equivalent units to be granted subject to each award; (v) determine whether and to what extent awards are to be granted; (vi) determine the terms and conditions, not inconsistent with the terms of the Plan, applicable to awards granted under the Plan; (vii) modify or amend any outstanding award subject to applicable legal restrictions and the restrictions set forth in the Plan; (viii) authorize any person to execute, on our behalf, any instrument required to effect the grant of an award; (ix) approve forms of agreement for use under the Plan; (x) allow participants to satisfy tax withholding obligations by electing to have Microchip withhold from the shares or cash to be issued upon exercise, vesting of an award (or distribution of a deferred stock unit) that number of shares or cash having a fair market value equal to the minimum amount required to be withheld; (xi) determine the fair market value of the shares of our common stock and (xii) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

Plan Term. Unless previously terminated by the Board of Directors, the Plan shall terminate on May 21, 2022.
Discount Award Limitations. No stock options or stock appreciation rights may be granted with an exercise price that is less than 100% of fair market value on the date of grant.
No Repricing. The Plan prohibits option or stock appreciation right repricing, including by way of an exchange for another award or for cash.
Eligibility. The Plan provides that awards may be granted to our employees, consultants and non-employee directors.
Minimum Vesting Requirements. Except with respect to 5% of the maximum number of shares issuable under the Plan, no award that vests on the basis of an individual's continuous service with us will vest earlier than one year following the date of grant; provided, however, that vesting of an award may be accelerated upon the death, disability, or involuntary termination of the service of the grantee, or in connection with a corporate transaction, as defined in the Plan.
Performance Goals. The Administrator may make performance goals applicable to awards made to participants. Any applicable performance goals will be determined at the Administrator's discretion, and may differ from participant to participant and from award to award.
Terms and Conditions of Options. Each option granted under the Plan is evidenced by a written stock option agreement between the participant and Microchip and is subject to the following terms and conditions:
(a)    Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. However, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted. For purposes of the Plan, "fair market value" is generally the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.
(b)    Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, other shares of our common stock owned by the participant, delivery of an exercise notice together with irrevocable instructions to a broker to deliver to us the exercise price from sale proceeds, by a combination thereof, or by such other consideration and method of payment to the extent permitted by applicable laws.
(c)    Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.
(d)    Termination of Employment. If a participant's employment terminates for any reason (other than death or permanent disability), all options held by such participant under the Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
(e)    Permanent Disability. If an employee is unable to continue employment with us as a result of permanent and total disability (as defined in the Code), all options held by such participant under the Plan shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for six months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
(f)    Death. If a participant dies while employed by us, 100% of his or her awards shall immediately vest, and his or her option shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for

12 months following the participant's termination. The executors or other legal representatives or the participant may exercise all or part of the participant's option at any time before such expiration with respect to all shares subject to such option.
(g)    Other Provisions. The stock option agreement may contain terms, provisions and conditions that are consistent with the Plan as determined by the Administrator.
Share Limits. No participant may be granted stock options and stock appreciation rights to purchase more than 1,500,000 shares of common stock in any fiscal year, except that up to 4,000,000 shares may be granted in the participant's first fiscal year of service.
Terms and Conditions of Stock Appreciation Rights. The Administrator determines the exercise price of stock appreciation rights (or "SARs") at the time they are granted. However, the exercise price of a SAR may not be less than 100% of the fair market value of the common stock on the date the SAR is granted. Otherwise, the Administrator, subject to the provisions of the Plan (including the share limit referred to above and the minimum vesting requirements), shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, in no event shall a SAR granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.
Payment of Stock Appreciation Right Amount. Upon exercise of an SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the fair market value of a share on the date of exercise and the exercise price and (ii) the number of shares for which the SAR is exercised.
Payment upon Exercise of Stock Appreciation Right. At the discretion of the Administrator, payment to the holder of an SAR may be in cash, shares of our common stock or a combination thereof. To the extent that an SAR is settled in cash, the shares available for issuance under the Plan shall not be diminished as a result of the settlement.
Stock Appreciation Right Agreement. Each SAR grant shall be evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the committee, in its sole discretion, shall determine.
Expiration of Stock Appreciation Rights. SARs granted under the Plan expire as determined by the Administrator, but in no event later than ten years from date of grant. No SAR may be exercised by any person after its expiration. The same provisions regarding termination of service that apply to options apply to SARs.
Terms and Conditions of Restricted Stock. Subject to the terms and conditions of the Plan, restricted stock may be granted to our employees and consultants at any time and from time to time at the discretion of the Administrator. Subject to the minimum vesting requirements, the Administrator has complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. However, no participant shall be granted a restricted stock award covering more than 300,000 shares in any of our fiscal years, except that up to 750,000 shares may be granted in the participant's first fiscal year of service. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares. Restricted stock may also be granted in the form of RSUs. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of a share of our common stock.
Restricted Stock Award Agreement. Each restricted stock grant shall be evidenced by an agreement that specifies the purchase price (if any) and such other terms and conditions as the Administrator shall determine; provided, however, that if the restricted stock grant has a purchase price, the purchase price must be paid no more than ten years following the date of grant.

Terms and Conditions of Performance Shares. Subject to the terms and conditions of the Plan, performance shares may be granted to our employees and consultants at any time and from time to time as determined at the discretion of the Administrator. The Administrator has complete discretion to determine (i) the number of shares of our common stock subject to a performance share award granted to any participant and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. However, no participant shall be granted a performance share award covering more than 300,000 shares in any of our fiscal years, except that up to 750,000 shares may be granted on the participant's first fiscal year of service.
Performance Share Award Agreement. Each performance share grant shall be evidenced by an agreement that specifies such other terms and conditions as the Administrator, in its sole discretion, shall determine.
Terms and Conditions of Performance Units. Performance units are similar to performance shares, except that they are settled in cash equivalent to the fair market value of the underlying shares of our common stock, determined as of the vesting date. The shares available for issuance under the Plan shall not be diminished as a result of the settlement of a performance unit. No participant shall be granted a performance unit award covering more than $1,500,000 in any of Microchip's fiscal years, except that a newly hired participant may receive a performance unit award covering up to $4,000,000 in the participant's first fiscal year of service.
Performance Unit Award Agreement. Each performance unit grant shall be evidenced by an agreement that shall specify such terms and conditions as shall be determined at the discretion of the Administrator.
Terms and Conditions of Deferred Stock Units. Deferred stock units consist of restricted stock, performance share or performance unit awards that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of award.
Dividend Equivalent Right Restrictions. The Plan does not permit the granting of dividend equivalent rights, including but not limited to, on options or SARs. Accordingly, in no event will dividend equivalent rights be paid out on unearned performance-based vesting awards under the Plan.
Awards to Non-Employee Directors. The Plan provides for initial and annual awards to non-employee directors within prescribed parameters. Specifically, each non-employee director is entitled to receive the following automatic grants: (i) for new non-employee directors, a grant of that number of RSUs equal to $160,000 divided by the fair market value of a share on the date of grant, rounded down to the nearest whole share (the "Initial RSU Grant"), and (ii) for continuing non-employee directors who have served at least three months on the date of the annual meeting, a grant of that number of RSUs equal to $84,000 (or $123,000 for grants occurring after May 21, 2019) divided by the fair market value of a share on the date of grant, rounded down to the nearest whole share (the "Annual RSU Grant"), provided that such non-employee director has been elected by the stockholders to serve as a member of the Board at that annual meeting. The Initial RSU Grant vests in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made. The Annual RSU Grant vests in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of our fiscal quarter in which the grant is made. Vesting of the Initial RSU Grant and the Annual RSU Grant is contingent upon the applicable non-employee director maintaining continued status as a non-employee director through the applicable vesting date.
Non-Transferability of Awards. Unless determined otherwise by the Administrator, an award granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an award granted under the Plan be exchanged for consideration. If the Administrator makes an award granted under the Plan transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate.
Acceleration upon Death. In the event that a participant dies while a service provider, 100% of his or her awards shall immediately vest.

Leave of Absence. In the event that a participant goes on an unpaid leave of absence, award vesting will cease until he or she returns to work, except as required by law or as determined by the Administrator.
Forfeiture on Misconduct. Should (i) a participant's service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) a participant makes any unauthorized use or disclosure of confidential information or trade secrets of Microchip or its parent or subsidiary, then all outstanding awards held by the participant will terminate immediately and cease to be outstanding, including both vested and unvested awards.
Adjustment Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the individual fiscal year limits applicable to restricted stock, RSUs, performance share awards, SARs and options, the number and class of shares of stock subject to any award outstanding under the Plan, and the exercise price of any such outstanding option or SAR or other award, provided that such automatic adjustments will not be made to the number of shares to be granted to our non-employee directors under the Plan. Any such adjustment shall be made by the Compensation Committee of our Board of Directors, whose determination shall be conclusive.
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Microchip, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a participant to have the right to exercise his or her option or SAR until ten days prior to such transaction as to all the shares covered by the award, including shares as to which the award would not otherwise be exercisable. The Administrator may provide that any repurchase option or forfeiture rights held by Microchip will lapse 100% and vesting will accelerate 100%, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent that it has not been exercised (with respect to options or SARs) or vested (with respect to other awards), an award will terminate immediately prior to the consummation of the proposed action.
Change of Control. In the event of a change of control of Microchip, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding award. If the successor corporation refuses to assume the awards or to substitute equivalent awards, such awards shall become 100% vested. In such event, the Administrator shall notify the participant that each award subject to exercise is fully exercisable for 30 days from the date of such notice and that the award terminates upon expiration of such period.
Amendment, Suspensions and Termination of the Plan. Our Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("Rule 16b-3") or Section 422 of the Code, or any similar rule or statute. The Plan will terminate on May 21, 2022 unless earlier terminated by the Board of Directors.
Federal Tax Information
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Plan. Tax consequences for any particular individual may be different.
Options. Options granted under the Plan are nonstatutory options that do not qualify as incentive stock options under Section 422 of the Code.
A participant will not recognize any taxable income at the time the participant is granted a nonstatutory option. However, upon its exercise, the participant will recognize taxable income generally measured as the excess of the then-fair market value of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by a participant who is also our employee will be subject to tax withholding by us. Upon resale of such shares by the participant, any difference between the sale price and the participant's exercise price, to the extent not recognized as taxable income as described above, will be treated as short-term or long-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights. No taxable income is reportable when an SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received and/or the amount of cash received. Any taxable income recognized in connection with exercise of an SAR by a participant who is also our employee will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares of our common stock would be a capital gain or loss.
Restricted Stock, Performance Units and Performance Shares. A participant will not have taxable income upon grant (unless, with respect to restricted stock that is not in the form of RSUs, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting/delivery equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares of our vested common stock. Any taxable income recognized in connection with an award of restricted stock, performance units, and performance shares by a participant who is also our employee will be subject to tax withholding by us.
Deferred Stock Units.  Typically, a participant will recognize employment taxes upon the vesting of a deferred stock unit and income upon its delivery. The participant may be subject to additional taxation, interest and penalties if the deferred stock unit does not comply with Section 409A of the Code.
Tax Effect for Microchip. We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option) except that we will not be entitled to a deduction for compensation paid to our covered employees.
Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A of the Code also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A of the Code imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A of the Code requires that such individual's distribution commence no earlier than six months after such officer's separation from service.
Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A of the Code which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting requirements with respect to such amounts, and will have certain withholding requirements.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND MICROCHIP UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A SERVICE PROVIDER MAY RESIDE.
Accounting Treatment. Under current accounting rules mandating expensing for all compensatory equity awards, including stock options and RSUs, we recognize compensation expense for all awards granted under the Plan. This will result in a direct charge to our reported earnings.

Number of Awards Granted to Employees, Consultants, and Directors
The amount, timing, and value of discretionary awards under the Plan, including grants to our CEO and our four other most highly compensated executive officers, is at the discretion of the Administrator and therefore not determinable in advance. The future award of RSUs to non-employee directors is subject to the election of such individuals as directors and the fair market value of the common stock on the date the RSUs are granted. No options were granted under the Plan during fiscal 2019. The following table sets forth the aggregate number of RSUs granted under the Plan during fiscal 2019 to each of our named executive officers; executive officers as a group; directors who are not executive officers as a group; and all employees who are not executive officers as a group:

EQUITY GRANTS IN FISCAL 2019 UNDER THE PLAN[1]

Name of Individual or Identity of Group and Position	Number of Shares Subject to RSUs Granted	Weighted Average Fair Value (2)
Steve Sanghi, CEO and Chairman of the Board	146,367	$77.79
Ganesh Moorthy, President and Chief Operating Officer	67,172	77.69
Stephen V. Drehobl, Senior VP, MCU8 and Technology Development Division	30,681	77.63
Mitchell R. Little, Senior VP, Worldwide Sales and Applications	25,534	77.73
J. Eric Bjornholt, Senior VP and CFO	19,497	77.64
All current executive officers as a group (6 people)	310,538	77.73
All current directors who are not executive officers as a group (4 people)	3,996	81.22
All other employees as a group	1,636,874	77.84

(1)
This table includes grants under the Plan in fiscal 2019. There were no grants under the French Sub-Plan in fiscal 2019. It is not expected that any of our current executive officers or directors will receive awards under the French Sub-Plan.

(2)	Represents the weighted average fair value per share as of the grant date.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2020. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.
We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board of Directors chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees
This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements. This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $7,683,067 for fiscal 2019 and $4,255,816 for fiscal 2018. Audit fees in fiscal 2019 were significantly higher than those in fiscal 2018 due to our acquisition of Microsemi Corporation.
Audit-Related Fees
This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation. The aggregate fees billed or to be billed by Ernst & Young LLP for such services were approximately $37,290 for fiscal 2019 and no fees for fiscal 2018.
Tax Fees
This category includes fees associated with tax return preparation, tax advice and tax planning. The aggregate fees billed or to be billed by Ernst & Young LLP in the last two fiscal years for such services were approximately $1,414,294 for fiscal 2019 and $186,994 for fiscal 2018. Tax fees in fiscal 2019 were significantly higher than those in fiscal 2018 due to our acquisition and integration of Microsemi Corporation, and due to projects related to the Tax Cuts and Jobs Act of 2017.
All Other Fees
This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in fiscal 2019 or fiscal 2018.
Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2019, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.
Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2019 and fiscal 2018 were compatible with maintaining the independence of Ernst & Young LLP.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2020. Abstentions will have the same effect as a vote against this proposal.
Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that stockholders vote "FOR" Proposal Three, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

PROPOSAL FOUR

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 30, which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2020 annual meeting.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" are not counted for purposes of approving the compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Four, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL FOR OUR BOARD TO REPORT ON
RECRUITMENT AND FORCED LABOR RISK TO WORKERS

Friends Fiduciary Corporation, 1650 Arch Street, Suite 1904, Philadelphia, PA 19103, who held, as of March 7, 2019, more than 800 shares of our common stock, is the proponent of a stockholder proposal. The proposal and supporting statement submitted by the proponent are set forth below.
“Microchip Technology, Inc. - Recruitment and Forced Labor Proposal - 2019
“RESOLVED. Shareholders request the Board of Directors to report, at reasonable cost and omitting proprietary information, on the Company’s process for identifying and analyzing potential and actual human rights risks to workers in its operations and supply chain.
SUPPORTING STATEMENT. In developing the report, the Company could consider:

•	Human rights principles used to frame the assessment

•	Frequency of assessment

•	Methodology used to track and measure performance on forced labor risks, and

•	How results of the assessment are incorporated into company policies and decision making.
WHEREAS, an estimated 16 million people are trapped (1) in conditions of forced labor in extended private sector supply chains, generating over $150 billion in profits for illegal labor recruiters and employers through underpayment of wages.(2)
Migrant workers globally are prime targets for exploitation,(3) including discrimination, retaliation, debt bondage, illegal wage deductions, and confiscated or restricted access to personal documents that limits workers’ freedom of movement and leads to forced labor and human trafficking. The U.S. Department of Labor lists China and Malaysia as particularly at risk of forced labor in the electronics sector.(4) A 2014 study by Verité found that nearly a third of migrant workers in Malaysia’s electronics sector are in situations of forced labor.(5) Raw materials used in electronics products - including tin, tungsten, tantalum and gold - are often produced with forced labor.(6)
According to the UN Guiding Principles on Business and Human Rights, companies have the responsibility to respect human rights within their operations and supply chains. Any company directly or indirectly employing migrant workers must carry out human rights due diligence to assess, identify, prevent and mitigate the risk to workers and to remediate resulting negative impacts. The OECD Guidelines for Multinational Enterprises similarly state that companies should respect human rights by adopting internal policies, carrying out due diligence, and seeking to prevent, mitigate, and remediate human rights impacts linked to their business operations.(7) The State of California and the United Kingdom passed laws requiring companies to report on their actions to eradicate human trafficking and slavery.
KnowTheChain’s 2018 Benchmarking Report on Forced Labor in the ICT Sector gave the Company an overall score of only 7 out of 100.(8)
Given the company’s lack of risk mitigation and disclosure, investors have insufficient information to gauge if the Company is sufficiently addressing this serious risk to the company and to workers.”
(1) https://www.ilo.org/wcmsp5/groups/public/---dgreports/---dcomm/documents/publication/wcms_575479.pdf
(2) https://www.ilo.org/wcmsp5/groups/public/---ed_norm/---declaration/documents/publication/wcms_243391.pdf
(3) https://www.ilo.org/global/topics/fair-recruitment/lang--en/index.htm
(4) https://www.dol.gov/sites/default/files/documents/ilab/listofgoods.pdf
(5) https://www.verite.org/research/electronicsmalaysia
(6) https://www.dol.gov/sites/default/files/documents/ilab/listofgoods.pdf
(7) http://www.oecd.org/daf/inv/mne/48004323.pdf

(8) https://knowthechain.org/companies/83/

Board of Directors' Statement in Opposition to Stockholder Proposal
Our Board of Directors carefully considered this proposal and concluded that its adoption is not necessary because we have corporate policies and practices addressing human rights risks in both our operations and in our supply chain that we disclose on our website. In addition to being unnecessary, our Board of Directors believes that the proposal for a report is vague and that the development of the scope of a report that would satisfy the proponent, as well as production of the report itself, would not be a productive use of management or corporate resources or in the best interests of Microchip or its stockholders.
At Microchip, we support regulatory and industry-driven efforts to ensure our global staff and suppliers are treated ethically. We agree with the principles on which this proposal is based and have already taken steps that address the concerns expressed. For example, our Code of Business Conduct and Ethics requires compliance with laws and ethical behavior by our employees, agents, contractors and consultants. The code includes reporting and accountability provisions that may include immediate termination of employment or business relationships as permitted by law. We have policies and procedures to identify, analyze and mitigate human rights risks of operations and in our supply chain. In addition to our Code of Business Conduct and Ethics, our corporate policies and practices addressing human rights include, among others:

•
We are a member of the Responsible Minerals Initiative (RMI), working toward the goal of assuring our products, and all of the products that are supplied to us by our supply chain, are not irresponsibly sourced. Pursuant to our policy, which is posted on our website, all smelters in our integrated circuits’ supply chain were listed on the RMI’s Compliant smelter list.

•
Microchip is a participant in, and promotes adherence to, the United Nations Global Compact. The UN Global Compact supports companies to conduct business responsibly by aligning their strategies and operations with ten principles on human rights, labor, environment and anti-corruption, among other things.

•
Microchip's supplier agreements and purchase order terms and conditions obligate our suppliers to a broad spectrum of social and environmental compliance requirements, including prohibitions on the use of forced labor and child labor. Such agreements require adherence to applicable laws.

•	Microchip conducts quarterly business reviews with its significant contractors and reviews topics that comprise our Corporate Social Responsibility Program.

•
Microchip typically uses direct material suppliers that are either ISO9001 or IATF16949 certified. Capabilities and quality standards are surveyed and reviewed at the time of supplier selection. Microchip may request and review third-party audit results as part of the selection process. Absent other concerns arising during the supplier relationship, audits are primarily to review quality and supporting documentation. Microchip's wafer foundry suppliers are audited with site visits on a periodic basis, some annually.

•
Microchip provides ethics training to employees, which includes an obligation to comply with laws and report violations of laws. Microchip has policies and training programs prohibiting discrimination, sexual harassment and work-place violence.

•
Microchip's two main assembly facilities located outside of the United States have each been subject to third party customer managed audits in the past 12 months. Neither of these audits resulted in any finding of non-compliance with respect to recruitment or forced labor practices.

Microchip’s human rights policies are described in our corporate sustainability report available on our website. Microchip also issues disclosure statements under the California Transparency in Supply Chains Act and the United Kingdom Modern Slavery Act to emphasize those actions we have taken to eradicate slavery and human trafficking from our direct supply chain for tangible goods offered for sale. Our latest disclosure statement is also available on our website.

Our Board of Directors believes our corporate policies clearly describe our process for identifying and analyzing human rights risks of operations and in our supply chain, and include the items indicated in the proposal that the company could consider in developing the report, rendering the proposal duplicative and unnecessary. In addition, the proposal for a report is vague and the cost to scope and produce such a report would not be a productive use of management or corporate resources or in the best interests of Microchip or its stockholders.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the stockholder proposal. Abstentions will have the same effect as a vote against this proposal. Broker “non-votes” are not counted for purposes of approving the stockholder proposal and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends voting "AGAINST" Proposal Five, the adoption of the Stockholder Proposal for our Board to Report on Recruitment and Forced Labor Risk to Workers.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information concerning the beneficial ownership of our common stock as of June 20, 2019 for: (a) each director, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the Summary Compensation Table, (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
T. Rowe Price Associates, Inc. (2)	31,284,609	13.14
The Vanguard Group, Inc. (3)	26,971,567	11.33
Dodge & Cox (4)	18,879,583	7.93
BlackRock, Inc. (5)	16,492,576	6.93
Janus Henderson Group PLC (6)	11,946,532	5.02
Steve Sanghi (7)	4,781,567	2.01
Matthew W. Chapman (8)	20,665	*
Wade F. Meyercord (9)	22,836	*
Esther L. Johnson (10)	8,201	*
L.B. Day (11)	10,823	*
Ganesh Moorthy (12)	299,049	*
J. Eric Bjornholt (13)	29,591	*
Stephen V. Drehobl (14)	26,092	*
Mitchell R. Little (15)	16,152	*
All directors and executive officers as a group (10 people) (16)	5,271,574	2.21

* Represented less than 1% of the outstanding shares of common stock as of June 20, 2019. Our shares of common stock outstanding at June 20, 2019 were 238,034,702.

(1)
For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to RSUs that will vest and stock options that are exercisable within 60 days of June 20, 2019. With respect to RSUs that will vest within 60 days of June 20, 2019, the full vesting amount of shares has been included in the table, however, the actual shares issued is expected to be lower as the shares actually issued will be net of taxes. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to options and RSUs that vest within 60 days of June 20, 2019 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group, but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group.

(2)
Address is 100 E. Pratt Street, Baltimore, MD 21202. All information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2019, with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2019. Such Schedule 13G/A indicates that T. Rowe Price Associates, Inc. (i) has sole power to dispose of or direct the disposition of 31,277,809 shares of common stock; and (ii) has sole power to vote or direct the vote of 12,526,268 shares of common stock.

(3)
Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 11, 2019, with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2019. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 26,642,052 shares of common stock and shared power to dispose of or direct the disposition of 329,515 shares of common stock; and (ii) has sole power to vote or direct the vote of 288,651 shares of common stock and shared power to vote or direct the vote of 49,330 shares of common stock.

(4)
Address is 555 California Street, 40th Floor, San Francisco, CA 94104. All information is based solely on the Schedule 13G filed by Dodge & Cox on February 14, 2019 with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2019. Such Schedule 13G indicates that Dodge & Cox (i) has sole power to dispose of or direct the disposition of 18,879,583 shares of common stock; and (ii) has sole power to vote or direct the vote of 18,051,858 shares of common stock.

(5)
Address is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 8, 2019 with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2019. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 16,492,576 shares of common stock; and (ii) has sole power to vote or direct the vote of 14,574,359 shares of common stock.

(6)
Address is 201 Bishopsgate EC2M 3AE, United Kingdom. All information is based solely on the Schedule 13G filed by Janus Henderson Group PLC on February 12, 2019 with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2019. Such Schedule 13G indicates that Janus Henderson Group PLC (i) has shared power to dispose of or direct the disposition of 11,946,532 shares of common stock; and (ii) has shared power to vote or direct the vote of 11,946,532 shares of common stock.

(7)
Includes 1,788,208 shares held of record by The Sanghi Trust (the "Sanghi Trust") 2,952,936 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"), and includes an aggregate of 40,423 shares subject to RSUs that vest within 60 days of June 20, 2019. Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.

(8)	Includes an aggregate of 1,585 shares subject to RSUs that vest within 60 days of June 20, 2019.

(9)
Includes 18,251 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, 1,585 shares subject to RSUs that vest within 60 days of June 20, 2019, and 3,000 shares issuable upon exercise of options that are exercisable within 60 days of June 20, 2019.

(10)	Includes an aggregate of 1,007 shares subject to RSUs that vest within 60 days of June 20, 2019.

(11)	Includes an aggregate of 1,585 shares subject to RSUs that vest within 60 days of June 20, 2019.

(12)	Includes 282,090 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees, and includes an aggregate of 16,959 shares subject to RSUs that vest within 60 days of June 20, 2019.

(13)	Includes 24,320 shares held of record by J. Eric Bjornholt and Lynn Bjornholt as trustees, and includes an aggregate of 5,271 shares subject to RSUs that vest within 60 days of June 20, 2019.

(14)	Includes an aggregate of 8,283 shares subject to RSUs that vest within 60 days of June 20, 2019.

(15)	Includes an aggregate of 7,343 shares subject to RSUs that vest within 60 days of June 20, 2019.

(16)	Includes an aggregate of 3,000 shares issuable upon exercise of options that are exercisable within 60 days of June 20, 2019, and 90,134 RSUs that vest within 60 days of June 20, 2019.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program
The Compensation Committee of our Board of Directors, presently comprised of Mr. Day and Mr. Meyercord, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.
Our Executive Compensation Policy and Objectives
Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:

•	rewards performance that may contribute to increased stockholder value,

•	attracts, retains, motivates and rewards individuals with competitive compensation opportunities,

•	aligns an executive officer's total compensation with our business objectives,

•	fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"

•	balances short-term and long-term strategic goals, and

•	builds and encourages ownership of our common stock.
Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.
We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2019 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2019 performance.
Executive Compensation Process
The Compensation Committee evaluates and establishes the compensation of our executive officers, including the named executive officers. The Compensation Committee seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than himself. Mr. Sanghi does not participate in deliberations relating to his own compensation.
The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not engage consultants to conduct such review process for us or utilize a specific peer group.
The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or peer group average.
Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board of Directors and are the overall financial and business objectives on which incentive compensation is based.
The Compensation Committee sets the compensation of our Chairman and CEO, Mr. Sanghi, in the same manner as each of our other executive officers. In particular, the Compensation Committee considers Mr. Sanghi's level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of CEOs of other companies in the semiconductor or related industries in our market. Mr. Sanghi participates in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, his compensation is subject to the same performance metrics as our other executive officers under our Executive Management Incentive Compensation Plan ("EMICP"). The Compensation Committee recognizes that Mr. Sanghi's total compensation package is significantly higher than that of our other executive officers and the Compensation Committee believes this is appropriate in consideration of Mr. Sanghi's superior leadership of Microchip over a long period of time. In particular, the Compensation Committee believes that Mr. Sanghi's leadership has been key to the substantial revenue and profitability growth, strong market position and substantial increase in the market value of Microchip since taking Microchip public in 1993, and to leading Microchip's strong performance relative to others in the industry over a number of years.
For fiscal 2019, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.
At our last annual meeting of stockholders held in August 2018, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 95% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2019.
Elements of Compensation
Our executive compensation program is currently comprised of four major elements:

•	annual base salary,

•	incentive cash bonuses,

•	equity compensation, and

•	compensation and employee benefits generally available to all of our employees.
The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.
Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.
Base Salaries. Salary reviews for executive employees were conducted annually in fiscal 2019. A budget for salary increases was established with any increases in salary determined on a discretionary basis based on the performance reviews of the executives. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall growth in-end-market demand and growth in-end-market demand in our strategic business units, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP net income per diluted share, cash generation, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. There were no increases to the base salaries paid to our named executive officers during fiscal 2019.
Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the EMICP. Executive officers may also receive quarterly payments under the Discretionary Management Incentive Compensation Plan ("DMICP"). The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. The Compensation Committee uses the DMICP to help achieve the overall objectives of the performance bonus program.
The performance metrics under the EMICP are determined by the Compensation Committee at the beginning of each quarter and may be based on GAAP financial results, non-GAAP financial results or end-market demand for our products at the discretion of the Compensation Committee. The Compensation Committee typically uses the end-market demand metric when setting the targets because it believes such metric is more useful in understanding our operating results. End-market demand is the net dollar amount of our products, licensing revenue, and services delivered to our direct (non-distributor) customers and by our distributors to their customers. We believe that our end-market demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer. Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, excess capacity charges to normalize acquired inventory levels, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions), non-cash interest expenses on our convertible debentures, adjustments for a manufacturing excursion issue with one of our suppliers, losses on the settlement of debt and losses on available-for-sale investments. The earnings per share metric changes each quarter.
Each of the other performance metrics is reviewed each quarter but may be the same for multiple quarters.  For the first quarter of fiscal 2019, there were no cash bonuses paid to the employees under the EMICP, the DMICP or the ECBP due to the Board's decision to conserve cash and focus on paying down the debt that was incurred in order to acquire Microsemi. The tables below sets forth the performance metrics under the EMICP for the second, third and fourth quarters of fiscal 2019.

Q2 FY19 Performance Metrics
Target Quarterly Measurement			Actual Results
Performance Metric	Q2 FY19% (1)	Target % of Bonus	Q2 FY19 Perf. %	Q2 FY19 Bonus Payout %
Total sequential revenue growth	25.00	20.00	24.37	15.80
Gross margin percentage (non-GAAP)	57.50	15.00	61.70	30.75
Operating expenses as a percentage of sales (non-GAAP)	27.80	15.00	23.42	36.90
Operating income as a percentage of sales (non-GAAP)	28.70	15.00	38.28	38.95
Earnings per share (quarterly) (non-GAAP)	$1.45	15.00	180.52	39.50
EMICP Total	N/A	80.00	N/A	161.90(2)
DMICP Total	(3)	20.00	N/A	(20.75)(2)

(1)
The goals include the combined results of Microchip and Microsemi Corporation, which Microchip acquired on May 29, 2018. For the second quarter of fiscal 2019, the performance metrics were based on non-GAAP financial results.

(2)
50% of the combined amount under the EMICP and the DMICP for the second quarter of fiscal 2019 was paid in cash, and the other 50% was paid in RSUs that will vest on November 15, 2019 subject to continued service.

(3)	Each quarter, the Target Quarterly Measurement under the DMICP is discretionary.

Q3 and Q4 FY19 Performance Metrics (1)
Target Quarterly Measurement				Actual Results
Performance Metric	Q3 FY19%	Q4 FY19%	Target % of Bonus	Q3 FY19 Perf. %	Q3 FY19 Bonus Payout %	Q4 FY19 Perf. %	Q4 FY19 Bonus Payout %
Total sequential revenue growth	1.50	1.50	11.00	(6.43)	(18.08)	(5.36)	(14.15)
High performance micro-controller sequential revenue growth	1.50	1.50	4.00	(7.66)	(8.21)	(7.25)	(7.67)
Analog sequential revenue growth	1.50	1.50	3.00	(6.15)	(4.65)	(5.77)	(4.27)
Field-programmable gate array (FPGA) sequential revenue growth	1.50	1.50	2.00	8.71	6.81	(4.97)	(2.31)
Gross margin percentage	57.50	58.50	15.00	62.23	32.74	62.51	30.04
Operating expenses as a percentage of sales	27.80	27.50	15.00	24.80	30.00	25.58	24.60
Operating income as a percentage of sales	28.70	30.00	15.00	37.43	36.83	36.93	32.33
Earnings per share (quarterly)	$1.44	$1.30	15.00	165.86	30.18	151.88	31.83
EMICP Total	N/A	N/A	80.00	N/A	105.61(2)	N/A	90.39(3)
DMICP Total	(4)	(4)	20.00	N/A	(9.20)(2)	N/A	(7.96)(3)

(1)
These goals include the impact of Microchip's acquisition of Microsemi Corporation. For the third quarter of fiscal 2019, the performance metrics were based on non-GAAP financial results. For the fourth quarter of fiscal 2019, the performance metrics were based on end-market demand financial results.

(2)
65% of the combined amount under the EMICP and DMICP for the third quarter of fiscal 2019 was paid in cash, and the other 35% was paid in RSUs that will vest on February 15, 2020 subject to continued service.

(3)
65% of the combined amount under the EMICP and DMICP for the fourth quarter of fiscal 2019 was paid in cash, and the other 35% was paid in RSUs that will vest in full on May 15, 2020 subject to continued service.

(4)	Each quarter, the Target Quarterly Measurement under the DMICP is discretionary.

The total amount payable to each executive under the EMICP and the DMICP is based on a percentage of the executive's base salary at the beginning of the quarter.  The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year.  However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the EMICP (as disclosed in the tables above) and payment of 20% as a discretionary award under the DMICP (as disclosed in the tables above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary. In fiscal 2019, the quarterly payments under the EMICP for our named executive officers were targeted at an aggregate of approximately $438,598 for all such officers as a group. In fiscal 2019, the quarterly payments under the DMICP for our named executive officers were targeted at an aggregate of approximately $109,650 for all such officers as a group. Bonuses under the EMICP are subject to a maximum award of $2,500,000 per individual per performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years); however, all awards to date have been substantially less than such maximum amount.
The actual awards under the EMICP are based on our actual quarterly financial performance compared to the performance metrics and the actual awards under the DMICP are determined in the discretion of our Compensation Committee and can be significantly higher or lower than the 20% target.  The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2019, the specific total bonus percentages under both the EMICP and DMICP for each of our named executive officers were as follows: for Mr. Sanghi it was 200% of his salary for the associated quarter; for Mr. Moorthy it was 80% of his salary; for Mr. Little it was 46% of his salary; for Mr. Drehobl it was 45% of his salary; and for Mr. Bjornholt it was 32% of his salary. These bonus percentages did not change from the percentages used for fiscal 2018.
As indicated in the above table, for the third quarter of fiscal 2019, 2.0% of the quarterly EMICP payment was based on Microchip's FPGA business unit achieving total sequential revenue growth of 1.5%.  Accordingly, if Microchip's FPGA business unit's sequential revenue growth for the third quarter was 1.5%, then each executive would be paid the corresponding 2.0% of the EMICP target bonus amount for that quarter.  If Microchip's FPGA business unit's revenue growth for the third quarter was 0.75%, then each executive would be paid a corresponding 1.0% of his target bonus amount for that quarter (i.e., 1/2 of the 2.0%) and if Microchip's FPGA business unit's revenue growth for the third quarter was 3.0%, then each executive would be paid a corresponding 4.0% of the target bonus amount for that quarter (i.e., 3.0/1.5 of the 2.0%).  A similar methodology is applied each quarter to each of the performance metrics listed in the above table.
As set forth in the above tables, during fiscal 2019, our CEO and other executive officers received bonuses under the EMICP for each quarter of fiscal 2019 other than the first quarter. Such EMICP bonus amounts were paid in a combination of cash and awards of RSUs vesting in full one year after the date of the grant, subject to continued service. There were no payments made under the DMICP for fiscal 2019. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2019, the total bonus payments made in cash under the EMICP and the DMICP for our named executive officers, other than our CEO, ranged from $38,759 to $158,539. In fiscal 2019, Mr. Sanghi earned an aggregate EMICP bonus payment made in cash of $700,389. Please see footnote 4 to the Summary Compensation Table on page 44 of this Proxy Statement which sets forth the actual amount of the EMICP and DMICP awards for each named executive officer for fiscal 2019. In fiscal 2019, the portion of the earned EMICP and DMICP awards that were paid in RSUs for our named executive officers, other than our CEO, ranged from 348 shares to 1,423 shares and our CEO earned RSUs for 6,282 shares. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders. Accordingly, in fiscal 2019, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.
We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.
The evergreen grants of RSUs for the second, third and fourth quarters of fiscal 2019 were awarded with vesting subject to meeting specified performance goals related to achieving certain levels of operating expenses over a specified time frame. Specifically, with respect to the RSU awards made in July 2018, the performance goal was related to achieving non-GAAP operating expenses for the three months ended September 30, 2018 of less than $435 million; with an achievement of $395 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to the awards made in October 2018, the performance goal was related to achieving non-GAAP operating expenses for the three months ended December 31, 2018 of less than $435 million; with an achievement of $395 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to the awards made in January 2019, the performance goal was related to achieving non-GAAP operating expenses for the three months ended March 31, 2019 of less than $415 million, with an achievement of $375 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to each of the performance goals for the RSU grants, the goals exclude the impact of any acquisitions completed by Microchip during the performance period. Based on the actual results compared to the performance goals for each such period, all of the quarterly evergreen awards will vest at 100%; however, in addition to the performance-based vesting requirements, the vesting of each of the foregoing RSU awards is subject to the continued service of the officer on the vesting date which is approximately four years from the grant date.
Grants of RSUs in fiscal 2019 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2019, approximately 61.6% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.
Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements. In this regard, on September 4, 2018, the Compensation Committee approved RSU awards to key employees, including executive officers, under a leadership grant program. Under this program, Microchip conducted its succession planning process and merit based RSU grants were made to key employees based on the results of such process. Under this program, RSUs for an aggregate of approximately 415,751 shares were granted to key executive and non-executive employees of Microchip with RSUs for an aggregate of 160,065 shares granted to executives. The vesting of such RSUs was subject to a performance goal related to achieving non-GAAP operating expenses for the three months ended December 31, 2018 of less than $435 million, with an achievement of $395 million of non-GAAP operating expense necessary for full vesting of the award. The performance goal for the leadership grant was achieved and the RSUs will vest over 12 quarters with the first vesting on August 15, 2020, subject to the continued service of the officer. In addition, in August 2018, the Compensation Committee approved RSU grants (vesting in full after one year) to our executives ranging from 333 shares to 6,019 shares as an additional retention mechanism since there were no payments made under the EMICP, DMICP or ECBP for the first quarter of fiscal 2019.
In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,

•	the individual's future potential to influence our mid- and long-term growth,

•	the vesting schedule of the awards, and

•	the number and value of awards previously granted.
We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.
The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.
See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2019" at page 45 for information regarding RSUs granted during fiscal 2019 to our named executive officers.
Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board of Directors with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board of Directors. This policy was proposed by our Nominating and Governance Committee and ratified by our Board of Directors in October 2003. Under this policy, each of our directors, executive officers, vice presidents and internal director-level employees must maintain a specified minimum level of ownership of our stock during their tenure in their respective office or position. During fiscal 2019, all of our executive officers and directors were in compliance with the terms of such policy.
Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect.
Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:

•	our employee stock purchase plans,

•	medical, dental, vision, employee assistance program, flexible spending, and disability insurance,

•	life insurance benefits,

•	a 401(k) retirement savings plan,

•	an employee cash bonus plan, and

•	vacation and paid time off.
Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.
Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.
Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $7,500 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the Summary Compensation Table on page 43 pursuant to SEC rules and regulations.
Life Insurance. In fiscal 2019, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.
401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first, second and third quarters of fiscal 2019 equal to $0.50 for each dollar contributed by the employee for the first 4% of their salary contributions. For the fourth quarter of fiscal 2019, our Compensation Committee approved discretionary matching contributions equal to $0.40 for each dollar contributed by the employee for the first 4% of their salary contribution. There are no required matching contributions under the plan.
Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.
The payout under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. For the second, third and fourth quarters of fiscal 2019, bonus awards were paid out to executives at 100%, 90%, and 75% of target, respectively. There was no payout under the ECBP for the first quarter of fiscal 2019. For each quarter (other than the first quarter), an additional award was paid out to selected employees on a discretionary basis based on performance achievements by such employees during the quarter. Under the ECBP, for fiscal 2019, our named executive officers other than our CEO received total payments ranging from $6,611 to $12,240, and our CEO received $21,626.
Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.
Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.
We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.
Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our CEO, CFO, and our executive officers have entered into change of control agreements with us.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.
With respect to our CEO, CFO and VP of Worldwide Sales, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•
a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP Worldwide Sales, one year;

•
a one-time payment of the executive's bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and VP of Worldwide Sales, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our CEO, the CFO and the VP of Worldwide Sales, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.
With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, if the executive officer terminates his employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•	a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year;

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer); and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.
The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2019, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)	Continuation of Certain Benefits (3)
Steve Sanghi (4)	$1,499,400	$3,056,469	$36,795,000	$—	2 years
Ganesh Moorthy (5)	424,360	355,810	16,910,898	—	1 year
Stephen V. Drehobl (5)	278,136	135,859	8,121,369	—	1 year
Mitchell R. Little (5)	317,217	158,120	6,960,759	—	1 year
J. Eric Bjornholt (5)	259,437	92,998	5,156,047	—	1 year

(1)	Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2019.

(2)
This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

(3)
Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.

(4)
The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.

(5)
The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.

Performance-Based Compensation and Financial Restatement
To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

No Tax Deductibility
As a result of the enactment of the Tax Cuts and Jobs Act in December 2017, the Code disallows a corporate income tax deduction for executive compensation paid to certain of our named executive officers. To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.
Conclusion
We believe that our executive team provided outstanding service to Microchip in fiscal 2019. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Wade F. Meyercord (Chair)	L.B. Day
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our CEO, Mr. Steve Sanghi. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules.
For fiscal 2019, our last completed fiscal year:

•	The estimated median of the annual total compensation of all our employees, excluding our CEO, was $41,125.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $12,864,939.

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of employees was 313 to 1.
To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•
We selected January 1, 2019 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States.

•
We identified the "median employee" by taking all employees on this list (including international employees, but excluding the CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to United States Dollars using the exchange rates on January 1, 2019, and we annualized the pay for full and part time employees who were hired during the period.

•
After identifying a representative "median employee," we identified and calculated the elements of such employee's compensation for fiscal 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $41,125.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the "Total" column of our 2019 Summary Compensation Table.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Steve Sanghi, CEO and Chairman of the Board	2019	$749,700	$21,626	$11,386,308	$700,389	$6,916	$12,864,939
	2018	740,042	48,012	4,464,406	2,632,141	8,859	7,893,460
	2017	618,982	51,071	4,229,482	2,395,351	10,465	7,305,351
Ganesh Moorthy, President and COO	2019	424,360	12,240	5,218,861	158,539	7,602	5,821,602
	2018	412,713	28,523	2,252,329	589,160	9,583	3,292,308
	2017	356,077	27,692	2,546,515	556,000	9,531	3,495,815
Stephen V. Drehobl, Senior VP, MCU8 and Technology Development Division	2019	278,136	7,087	2,381,844	58,438	7,211	2,732,716
	2018	274,553	17,811	1,009,789	219,716	9,328	1,531,197
	2017	260,121	17,704	938,749	202,296	9,452	1,428,322
Mitchell R. Little, Senior VP, Worldwide Sales and Applications	2019	317,217	8,083	1,984,654	68,151	10,671	2,388,776
	2018	313,794	20,384	877,120	256,917	12,859	1,481,074
	2017	305,999	19,901	815,010	243,218	11,490	1,395,618
J. Eric Bjornholt, Senior VP and CFO	2019	259,437	6,611	1,513,668	38,759	5,963	1,824,438
	2018	256,094	17,341	640,938	145,739	8,006	1,068,118
	2017	241,263	15,671	597,516	133,192	8,026	995,668

(1)	Represents the base salary earned by each executive officer in the specified fiscal year.

(2)	Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.

(3)
Represents the aggregate grant date fair value of awards of RSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs in fiscal 2019, please refer to Note 16, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on May 30, 2019.

(4)
Represents the aggregate amount of cash bonuses earned by each executive officer in the specified fiscal year under our EMICP and DMICP. In fiscal 2019, a portion of the amounts earned under the EMICP were paid in RSUs not in cash. Such RSUs are not included in the Non-Equity Incentive Plan Compensation column in the above table; however, all of such RSU grants made during fiscal 2019 are included in the Stock Awards column in the above table and such outstanding RSUs are also included in the Outstanding Equity Awards at 2019 Fiscal Year End table. Each executive officer received the following cash payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	EMICP	DMICP
Steve Sanghi	2019	$700,389	$—
	2018	2,270,065	362,076
	2017	1,979,664	415,687
Ganesh Moorthy	2019	158,539	—
	2018	507,691	81,469
	2017	461,160	94,840
Stephen V. Drehobl	2019	58,438	—
	2018	189,492	30,224
	2017	167,321	34,975
Mitchell R. Little	2019	68,151	—
	2018	221,545	35,372
	2017	201,671	41,547
J. Eric Bjornholt	2019	38,759	—
	2018	125,691	20,048
	2017	110,227	22,965

(5)
Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k)	Life Insurance
Steve Sanghi	2019	$3,870	$3,046
	2018	5,835	3,024
	2017	7,438	3,027
Ganesh Moorthy	2019	5,245	2,357
	2018	7,455	2,128
	2017	7,511	2,020
Stephen V. Drehobl	2019	5,061	2,150
	2018	7,200	2,128
	2017	7,339	2,113
Mitchell R. Little	2019	5,245	5,426
	2018	7,455	5,404
	2017	7,914	3,576
J. Eric Bjornholt	2019	4,905	1,058
	2018	6,970	1,036
	2017	7,037	989

Grants of Plan-Based Awards During Fiscal 2019

The following table sets forth information with respect to our EMICP, our DMICP, and our ECBP, as well as RSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2019. Actual payments for our bonus plans in fiscal 2019 are reflected in the Summary Compensation Table above. Equity awards in the table below were granted in fiscal 2019.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended March 31, 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Steve Sanghi	4/2/2018	—	—		—	12,419	1,018,482
	7/2/2018	—	—		—	12,493	1,072,399
	8/14/2018	—	—		—	6,019	497,410
	9/4/2018	—	—		—	79,642	6,301,275
	10/1/2018	—	—		—	14,810	1,059,804
	11/8/2018	—	—		—	3,553	259,405
	1/2/2019	—	—		—	16,016	1,053,212
	2/6/2019	—	—		—	1,415	124,322
	—	—	1,199,522	(4)	—	—	—
	—	—	299,880	(5)	—	—	—
	—	—	28,835	(6)	—	—	—
Ganesh Moorthy	4/2/2018	—	—		—	5,934	486,647
	7/2/2018	—	—		—	5,969	512,379
	8/14/2018	—	—		—	1,363	112,638
	9/4/2018	—	—		—	38,053	3,010,753
	10/1/2018	—	—		—	7,076	506,359
	11/8/2018	—	—		—	805	58,773
	1/2/2019	—	—		—	7,652	503,196
	2/6/2019	—	—		—	320	28,115
	—	—	271,590	(4)	—	—	—
	—	—	67,898	(5)	—	—	—
	—	—	16,322	(6)	—	—	—
	4/2/2018	—	—		—	2,809	230,366
	7/2/2018	—	—		—	2,826	242,584
	8/14/2018	—	—		—	502	41,485
	9/4/2018	—	—		—	17,156	1,357,383
	10/1/2018	—	—		—	3,350	239,726
Stephen V. Drehobl	11/8/2018	—	—		—	297	21,684
	1/2/2019	—	—		—	3,623	238,248
	2/6/2019	—	—		—	118	10,367
	—	—	100,129	(4)	—	—	—
	—	—	25,032	(5)	—	—	—
	—	—	10,698	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Mitchell R. Little	4/2/2018	—	—		—	2,346	192,395
	7/2/2018	—	—		—	2,247	192,882
	8/14/2018	—	—		—	586	48,427
	9/4/2018	—	—		—	14,326	1,133,473
	10/1/2018	—	—		—	2,664	190,636
	11/8/2018	—	—		—	346	25,261
	1/2/2019	—	—		—	2,881	189,455
	2/6/2019	—	—		—	138	12,125
	—	—	116,736	(4)	—	—	—
	—	—	29,184	(5)	—	—	—
	—	—	12,201	(6)	—	—	—
J. Eric Bjornholt	4/2/2018	—	—		—	1,783	146,224
	7/2/2018	—	—		—	1,793	153,911
	8/14/2018	—	—		—	333	27,519
	9/4/2018	—	—		—	10,888	861,459
	10/1/2018	—	—		—	2,126	152,137
	11/8/2018	—	—		—	197	14,383
	1/2/2019	—	—		—	2,299	151,182
	2/6/2019	—	—		—	78	6,853
	—	—	66,416	(4)	—	—	—
	—	—	16,604	(5)	—	—	—
	—	—	9,978	(6)	—	—	—

(1)
Individual awards under our EMICP, DMICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period. The EMICP does provide that the maximum amount payable to any participant is $2.5 million for any performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years).

(2)	Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.

(3)
This column shows the full grant date fair value of RSU awards to the named executives in fiscal 2019. Generally, the full grant date fair value is the amount that Microchip would expense in its financial statements over the award's vesting schedule.

(4)	This annual target represents the amount targeted for estimated future payout in fiscal 2020 under Microchip's EMICP based on the executive officer's base salary at the end of fiscal 2019.

(5)	This annual target represents the amount targeted for estimated future payout in fiscal 2020 under Microchip's DMICP based on the executive officer's base salary at the end of fiscal 2019.

(6)	This annual target represents the amount targeted for future payout in fiscal 2020 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2019.
Summary Compensation Table and Grants of Awards Table Discussion
Based on the data in the Summary Compensation Table, the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 10.4% to 17.0% for our named executive officers in fiscal 2019. See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.

We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.
For a discussion of the material terms of the awards listed in the Grants of Awards Table, see our discussion of the equity awards and incentive cash bonuses in the "Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."
Microchip has not repriced any stock options or made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	20,630	(1)	1,711,465
	588	(1)	48,780
	128	(1)	10,619
	21,368	(2)	1,772,689
	563	(2)	46,706
	120	(2)	9,955
	6,019	(2)	499,336
	23,622	(3)	1,959,681
	457	(3)	37,913
	104	(3)	8,628
	3,553	(3)	294,757
	21,675	(4)	1,798,158
	444	(4)	36,834
	104	(4)	8,628
	1,415	(4)	117,388
	21,675	(5)	1,798,158
Steve Sanghi	1,860	(5)	154,306
	74,118	(6)	6,148,829
	20,755	(6)	1,721,835
	1,747	(6)	144,931
	16,840	(7)	1,397,046
	1,517	(7)	125,850
	16,389	(8)	1,359,631
	1,506	(8)	124,938
	14,294	(9)	1,185,830
	13,426	(10)	1,113,821
	11,656	(11)	966,982
	11,574	(12)	960,179
	12,419	(13)	1,030,280
	12,493	(14)	1,036,419
	14,810	(15)	1,228,638
	16,016	(16)	1,328,687
	79,642	(17)	6,607,100

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	8,638	(1)	716,608
	1,271	(1)	105,442
	277	(1)	22,980
	8,947	(2)	742,243
	1,217	(2)	100,962
	260	(2)	21,570
	1,363	(2)	113,074
	9,891	(3)	820,557
	987	(3)	81,882
	226	(3)	18,749
	805	(3)	66,783
	9,075	(4)	752,862
	961	(4)	79,725
	224	(4)	18,583
	320	(4)	26,547
	10,356	(5)	859,134
Ganesh Moorthy	889	(5)	73,751
	31,035	(6)	2,574,664
	9,917	(6)	822,714
	835	(6)	69,272
	7,051	(7)	584,951
	995	(7)	82,545
	725	(7)	60,146
	7,831	(8)	649,660
	720	(8)	59,731
	6,830	(9)	566,617
	6,415	(10)	532,188
	5,569	(11)	462,004
	5,530	(12)	458,769
	5,934	(13)	492,285
	5,969	(14)	495,188
	7,076	(15)	587,025
	7,652	(16)	634,810
	38,053	(17)	3,156,877

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	4,666	(1)	387,091
	133	(1)	11,034
	29	(1)	2,406
	4,833	(2)	400,946
	127	(2)	10,536
	27	(2)	2,240
	502	(2)	41,646
	5,343	(3)	443,255
	103	(3)	8,545
	24	(3)	1,991
	297	(3)	24,639
	4,903	(4)	406,753
	101	(4)	8,379
	23	(4)	1,908
	118	(4)	9,789
Stephen V. Drehobl	4,903	(5)	406,753
	421	(5)	34,926
	16,764	(6)	1,390,741
	4,695	(6)	389,497
	395	(6)	32,769
	3,809	(7)	315,995
	343	(7)	28,455
	3,707	(8)	307,533
	341	(8)	28,289
	3,233	(9)	268,210
	3,037	(10)	251,950
	2,636	(11)	218,683
	2,618	(12)	217,189
	2,809	(13)	233,035
	2,826	(14)	234,445
	3,350	(15)	277,916
	3,623	(16)	300,564
	17,156	(17)	1,423,262

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	4,052	(1)	336,154
	115	(1)	9,540
	25	(1)	2,074
	4,197	(2)	348,183
	110	(2)	9,126
	24	(2)	1,991
	586	(2)	48,615
	4,640	(3)	384,934
	89	(3)	7,383
	21	(3)	1,742
	346	(3)	28,704
	4,258	(4)	353,244
	87	(4)	7,218
	21	(4)	1,742
	138	(4)	11,448
	4,258	(5)	353,244
Mitchell R. Little	365	(5)	30,280
	14,559	(6)	1,207,815
	4,077	(6)	338,228
	343	(6)	28,455
	3,308	(7)	274,432
	298	(7)	24,722
	3,219	(8)	267,048
	296	(8)	24,556
	2,808	(9)	232,952
	2,637	(10)	218,766
	2,290	(11)	189,978
	2,274	(12)	188,651
	2,346	(13)	194,624
	2,247	(14)	186,411
	2,664	(15)	221,005
	2,881	(16)	239,008
	14,326	(17)	1,188,485

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
	2,961	(1)	245,645
	84	(1)	6,969
	19	(1)	1,576
	3,068	(2)	254,521
	80	(2)	6,637
	17	(2)	1,410
	333	(2)	27,626
	3,391	(3)	281,317
	65	(3)	5,392
	15	(3)	1,244
	197	(3)	16,343
	3,112	(4)	258,172
	63	(4)	5,226
	15	(4)	1,244
	78	(4)	6,471
	3,111	(5)	258,089
J. Eric Bjornholt	267	(5)	22,150
	2,979	(6)	247,138
	10,638	(6)	882,528
	251	(6)	20,823
	2,417	(7)	200,514
	218	(7)	18,085
	2,353	(8)	195,205
	216	(8)	17,919
	2,052	(9)	170,234
	1,927	(10)	159,864
	1,673	(11)	138,792
	1,662	(12)	137,880
	1,783	(13)	147,918
	1,793	(14)	148,747
	2,126	(15)	176,373
	2,299	(16)	190,725
	10,888	(17)	903,268

(1)The award vested in full on May 15, 2019.
(2)The award vests in full on August 15, 2019 subject to continued service on such date.
(3)The award vests in full on November 15, 2019, subject to continued service on such date.
(4)The award vests in full on February 15, 2020, subject to continued service on such date.
(5)The award vests in full on May 15, 2020, subject to continued service on such date.
(6)The award vests over six quarters through August 15, 2020, subject to continued service on such date.
(7)The award vests in full on November 15, 2020, subject to continued service on such date.
(8)The award vests in full on February 15, 2021, subject to continued service on such date.
(9)The award vests in full on May 15, 2021, subject to continued service on such date.
(10)The award vests in full on August 15, 2021, subject to continued service on such date.
(11)The award vests in full on November 15, 2021, subject to continued service on such date.
(12)The award vests in full on February 15, 2022, subject to continued service on such date.
(13)The award vests in full on May 15, 2022, subject to continued service on such date.
(14)The award vests in full on August 15, 2022, subject to continued service on such date.
(15)The award vests in full on November 15, 2022, subject to continued service on such date.

(16)The award vests in full on February 15, 2023, subject to continued service on such date.
(17)The award vests quarterly over a three-year period through May 15, 2023, subject to continued service on such date.
(18)Represents the number of RSUs multiplied by $82.96, the closing price of our common stock on March 31, 2019.

STOCK VESTED
For Fiscal Year Ended March 31, 2019

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2019 for each of the named executive officers.
Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2019.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steve Sanghi, CEO and Chairman of the Board	139,998	11,977,800
Ganesh Moorthy, President and COO	62,991	5,390,508
Stephen V. Drehobl, Senior VP, MCU8 and Technology Development Division	31,665	2,709,143
Mitchell R. Little, Senior VP, Worldwide Sales and Applications	27,494	2,352,296
J. Eric Bjornholt, Senior VP and CFO	20,120	1,721,398

(1)	The values realized upon vesting for RSUs are based on the closing price of our common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2019
All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.
Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.
We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2019.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1)
Steve Sanghi	$—	$—	$—	$—	$—
Ganesh Moorthy	—	—	12,747	—	271,136
Stephen V. Drehobl	59,050	—	125,305	—	1,154,318
Mitchell R. Little	76,844	—	9,822	—	255,943
J. Eric Bjornholt	23,397	—	13,312	—	337,992

(1)
The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2019 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2019 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2019, may be issued upon the vesting of RSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),

•	Microchip 2001 Employee Stock Purchase Plan (the "ESPP"),

•	Microchip 2004 Equity Incentive Plan,

•	SMSC 2009 Long Term Incentive Plan (the "LTIP"),

•	Supertex 2009 Equity Plan,

•	Micrel 2003 Incentive Award Plan,

•	Micrel 2012 Equity Incentive Award Plan,

•	Microchip 2012 Inducement Award Plan (the "2012 Inducement Plan"),

•	Atmel Corporation 2005 Stock Plan,

•	Vitesse Semiconductor Corporation Amended and Restated 2001 Stock Incentive Plan,

•	Vitesse 2010 Incentive Plan,

•	Vitesse 2013 Incentive Plan,

•	PMC-Sierra 2008 Equity Plan,

•	Microsemi 2008 Performance Incentive Plan,

•	Symmetricom 2006 Incentive Award Plan,

•	Actel 1986 Equity Incentive Plan, and

•	Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted average exercise price of outstanding options (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(2)	5,587,778	(3)	$42.88		17,427,801	(4)
Equity Compensation Plans Not Approved by Stockholders	986,066	(5)	$29.42		—
Total	6,573,844		$30.16	(6)	17,427,801

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)
Beginning January 1, 2005, the shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors. Upon the approval of our Board of Directors, 1,184,815 additional shares of common stock were reserved under the ESPP on January 1, 2019 based on the automatic increase provision. Beginning January 1, 2007, the shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.10%) of the then outstanding shares of our common stock. Upon the approval of our Board of Directors, 236,963 additional shares of common stock were reserved under the IESPP on January 1, 2019 based on the automatic increase provision.

(3)
As of March 31, 2019, includes 5,572,205 shares issuable upon the vesting of RSUs granted under our 2004 Equity Incentive Plan, and 15,573 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.

(4)
As of March 31, 2019, includes 10,532,795 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under the IESPP and the ESPP.

(5)
As of March 31, 2019, includes 11,894 shares subject to outstanding SARs under the 2012 Inducement Plan; 14,129 shares subject to outstanding options under the 2009 LTIP; 85,548 shares subject to outstanding options under the 2009 Equity Plan that Supertex adopted prior to our acquisition of Supertex in April 2014; 17,765 shares issuable upon the exercise of outstanding options granted under the Micrel 2003 Incentive Award Plan; 5,519 shares issuable upon the vesting of RSUs granted under the Micrel 2012 Equity Incentive Award Plan; 51,762 shares issuable upon the exercise of outstanding options granted under the Micrel 2012 Equity Incentive Award Plan; 29,713 shares issuable upon the vesting of RSUs granted under the Atmel Corporation 2005 Stock Plan; 32,134 shares issuable upon the exercise of outstanding options granted under the Actel 1986 Equity Incentive Plan; 147 shares issuable upon the exercise of outstanding options granted under the Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan; 587,535 shares issuable upon the vesting of RSUs granted under the Microsemi 2008 Performance Incentive Plan; 96,990 shares issuable upon the vesting of RSUs granted under the PMC-Sierra 2008 Equity Plan; 41,010 shares issuable upon the exercise of outstanding options granted under the Symmetricom 2006 Incentive Award Plan; 1,964 shares issuable upon the exercise of outstanding options granted under the Vitesse Semiconductor Corporation Amended and Restated 2001 Stock Incentive Plan; 4,031 shares subject to outstanding options under the Vitesse 2010 Incentive Plan; and 5,925 shares subject to outstanding options under the Vitesse 2013 Incentive Plan.

(6)	As of March 31, 2019, there were a total of 281,882 shares subject to outstanding options, with a weighted average exercise price of $30.16 per share and a weighted average term of 2.87 years.

Equity Compensation Plans Not Approved by Stockholders

Microchip 2012 Inducement Award Plan
In August 2012, our Board of Directors approved the 2012 Inducement Plan. Under our 2012 Inducement Plan, SARs were granted to certain employees of SMSC as an inducement for them to enter employment with Microchip. The 2012 Inducement Plan was not submitted to our stockholders for approval because doing so was not required under applicable rules and regulations in effect at the time the plan was adopted. The expiration date and other provisions of awards granted under the 2012 Inducement Plan, including vesting provisions, were established at the time of grant by the Compensation Committee. No SAR may have a term of more than ten years. If Microchip is acquired by merger, consolidation or asset sale, or there is a nomination and election of 50% or more of all members of the Board within a 36-month period whose election is without recommendation of the Board, then each outstanding SAR may be terminated at the discretion of any committee appointed by the Board upon notice to the award holder. Our Board of Directors may amend or terminate the 2012 Inducement Plan without stockholder approval, but no amendment of the 2012 Inducement Plan may adversely affect any award previously granted under the 2012 Inducement Plan without the written consent of the SAR holder.

CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board of Directors adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting
At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2020 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2020 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 17, 2020. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2020 annual meeting must do so no later than April 16, 2020.

•
However, if we hold our 2020 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2019 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2020 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

•
A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2020 annual meeting.

•
If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

Proxy Access
Under our amended Bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2020 annual meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the Board or two directors, provided in each case that the requirements set forth in the Bylaws are satisfied. To utilize such “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2020 annual meeting would be no earlier than February 16, 2020 and no later than March 17, 2020.

The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2019 Annual Report are available online (see "Electronic Access to Proxy Statement and Annual Report" on page 3), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.
Date of Proxy Statement
The date of this proxy statement is July 15, 2019.

APPENDIX A

RULES OF THE
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
FOR GRANTS OF RESTRICTED STOCK UNIT AWARDS
IN FRANCE

1.Introduction.
(a)    The Board of Directors (the “Board”) of Microchip Technology Incorporated (the “Company”) has established the 2004 Equity Incentive Plan (as amended and restated on May 21, 2019) (the “Plan”), as set forth in Appendix 1, for the benefit of certain employees of the Company and its affiliates, including its French affiliates (each a “French Entity” and collectively the “French Entities”), of which the Company holds directly or indirectly at least 10% of the outstanding share capital.
(b)    Section 4 of the Plan authorizes Board or a committee appointed by the Board (the "Committee") administering the Plan to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans.
(c)    The Committee has determined that it is advisable to establish specific rules for the purpose of permitting Restricted Stock Units (“RSUs”) granted to employees of a French Entity to qualify for the specific tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish a sub-plan of the Plan (the “French Sub-Plan”) for the purpose of granting RSUs that qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (the “French-Qualified Restricted Stock Units” or "Qualified Units"), to qualifying employees of a French Entity who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).
Under the French Sub-Plan, French Participants will be granted RSUs only as defined in Section 2(d) hereunder. The provisions of the Plan permitting the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Deferred Stock Units, Restricted Stock, Performance Shares and Performance Units are not applicable to grants made under the French Sub-Plan.
2.    Definitions.
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. In addition, the terms set forth below shall have the following meanings for purposes of grants made under the French Sub-Plan:
(a)    The term “Award Agreement” shall mean the written or electronic agreement, contract or other instrument or document evidencing the Qualified Units and setting forth the applicable terms and conditions. In connection with the foregoing, the Award Agreement may, but need not, be executed or acknowledged by the Company and/or the French Participant.
(b)    The term “Closed Period” shall be as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guidelines, and shall mean:
(i)    ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or
(ii)    any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the shares of Common Stock, until ten quotation days after the day such information is disclosed to the public.
If the French Commercial Code is amended after adoption of this French Sub-Plan to modify the definition and/or the applicability of the Closed Periods to Qualified Units, such amendments shall become applicable to any Qualified Units granted under the French Sub-Plan, to the extent required or permitted by French law.

(c)    The term “Disability” means disability as defined under categories 2 and 3 of Section L. 341-4 of the French Social Security Code, as amended.
(d)    The term “Restricted Stock Unit” or “RSU” shall mean a promise by the Company to issue, in the future, one share of Common Stock for each RSU granted to a French Participant, subject to specific terms and conditions, restrictions and vesting requirements. RSUs granted under the French Sub-Plan will not give rise to dividends.
(e)    The term “Vesting Date” shall mean the date on which the French Participants are entitled to receive the shares of Common Stock underlying the Qualified Units. The Committee may provide in the applicable award agreement that shares of Common Stock underlying the Qualified Units will be issued only on a date occurring after the Vesting Date.
3.    Eligibility to Participate.
(a)    Subject to Section 3(c) below, any French Participant who, on the date of grant and to the extent required under French law, is either employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity or who is a corporate officer of a French Entity (subject to Section 3(b) below), shall be eligible to receive, at the discretion of the Committee, Qualified Units under the French Sub-Plan provided he or she also satisfies the eligibility conditions of Section 5 of the Plan.
(b)    Qualified Units may not be issued to corporate officers of a French Entity, other than the managing directors (i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed by a French Entity, as defined by French law and is otherwise eligible to receive RSUs under Section 5 of the Plan.
(c)    Qualified Units may not be issued under the French Sub Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate officers of a French Entity. Grants of Qualified Units under the French Sub-Plan shall not result in any French Participant owning more than ten percent (10%) of the Company’s share capital.
(d)    The aggregate number of shares of Common Stock underlying Qualified Units shall not exceed 10% of the Company’s share capital.
4.    Conditions of the Qualified Units.
(a)    Vesting of Qualified Units. The first Vesting Date of RSUs shall not occur prior to the expiration of the minimum mandatory vesting period applicable to Qualified Units under Section L. 225-197-1 of the French Commercial Code, as amended, the relevant sections of the French Tax Code or the French Social Security Code, as amended. However, notwithstanding the above, in the event of the death or disability of a French Participant, all of his or her outstanding Qualified Units shall vest and the shares of Common Stock underlying the Qualified Units shall become issuable as set forth in Section 5 of the French Sub-Plan.
(b)Holding of Shares of Common Stock. The shares of Common Stock issued upon vesting of the Qualified Units granted to French Participants may be subject to a minimum mandatory holding period pursuant to Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code and French Social Security Code, as amended, to benefit from the specific French tax and social security regime, even if the French Participant is no longer an employee or corporate officer of a French Entity, the Company or any other affiliate.
In addition to this restriction upon the sale or transfer of shares of Common Stock issued to French Participants, the shares of Common Stock may not be sold or transferred during a Closed Period, so long as Closed Periods are applicable to shares of Common Stock underlying Qualified Units.
(c)Managing Director. To the extent required for Qualified Units granted by the Company, specific holding periods for the shares of Common Stock issued pursuant to the Qualified Units shall be imposed in the relevant Award Agreement for French Participants who qualify as a managing director of the French Entity under French law (as defined in Section 3(b) above) if such individual is receiving the Qualified Units in this capacity.

(d)French Participant’s Account. The shares of Common Stock issued to a French Participant pursuant to Qualified Units shall be recorded in the name of the French Participant in an account with the Company, a broker, or in such other manner as the Company may otherwise determine to ensure compliance with applicable law, including any required holding periods.
5.    Death and Disability.
In the event of termination of a French Participant’s status as a French Participant due to death, all Qualified Units held by the French Participant at the time of his or her death (whether vested or unvested at the time of death) shall immediately become transferable to the French Participant’s heirs. The Company shall issue the underlying shares of Common Stock to the French Participant’s heirs only if the heirs request such issuance within six months following the death of the French Participant. If shares are not requested by the heirs within such six-month period, any outstanding Qualified Units will be forfeited. The French Participant’s heirs shall not be subject to the minimum mandatory holding period set forth in Section 4(b) of this French Sub-Plan, if any.
If a French Participant ceases to be employed by the Company or a French entity by reason of his or her disability, Qualified Units then outstanding but not previously vested, will vest and become non-forfeitable immediately, and such Qualified Units, together with any then outstanding Qualified Units that previously vested, will be settled as promptly as practicable. The French Participant shall not be subject to the minimum mandatory holding period set forth in Section 4(b) above, if any.
6.    Adjustments upon certain Changes affecting the Company.
In the event of a corporate transaction as set forth in Section 2(g) or 19 of the Plan, adjustments to the terms and conditions of the Qualified Units or underlying shares of Common Stock may be made only in accordance with the Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case, the RSUs may no longer qualify as Qualified Units.
Assumption or substitution of the RSUs in the case of a corporate transaction as well as an acceleration of vesting or the holding period, if any, or any other mechanism implemented upon a corporate transaction, or in any other event, may result in the RSUs no longer being eligible for the specific French tax and social security treatment.
7.    Disqualification of Qualified Units.
If the terms and conditions of the outstanding Qualified Units are modified or adjusted due to any requirements under the applicable laws of incorporation of the Company, or by decision of the Company’s shareholders, the Board or the Committee, the RSUs may no longer qualify as Qualified Units. If the RSUs no longer qualify as Qualified Units, the Board or Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or to the transfer of the shares of Common Stock underlying the RSUs which had been imposed under the French Sub-Plan and/or in the Award Agreement delivered to the French Participant in order to achieve the specific tax treatment for Qualified Units.
In the event that any RSUs or underlying shares of Common Stock no longer qualify for the specific tax treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, the holder of such RSUs shall be ultimately responsible for all taxes and/or social security contributions that he or she is required to pay in connection with such RSUs or underlying shares of Common Stock.
8.    Employment Rights.
The adoption of this French Sub-Plan shall not confer upon the French Participants or any employee of a French Entity, any employment rights and shall not be construed as a part of any employment contracts that a French Entity has with its employees or create any employment relationship with the Company.
9.    Non-Transferability.
Except in the case of death and disability, the Qualified Units shall not be assigned or transferred to any third party. In addition, the Qualified Units may vest only for the benefit of the French Participant during his or her lifetime.

10.    Interpretations.
It is intended that RSUs granted under the French Sub-Plan shall qualify for the specific tax and social security treatment applicable to RSUs granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of the French Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations, if applicable. However, certain corporate transactions, certain modifications or changes may impact the qualification of the RSUs and underlying shares of Common Stock for the specific regime in France.
11.    Amendments.
Subject to the terms of the Plan, the Committee reserves the right to amend or terminate the French Sub-Plan at any time in accordance with applicable French law.
12.    Effective Date and Term of the French Sub-Plan.
The French Sub-Plan is adopted and effective for grants made on or after September 2, 2019 pursuant to authorization by the Company’s shareholders.

Appendix 1

MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
As Amended and Restated on May 21, 2019

1.Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:
•to attract and retain the best available personnel,
•to provide additional incentive to Service Providers, and
•to promote the success of the Company’s business.
Awards granted under the Plan may be Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.
2.    Definitions. As used herein, the following definitions shall apply:
(a)    “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)    “Applicable Laws” means the legal requirements relating to the administration of equity compensation plans under state and federal corporate and securities laws and the Code.
(c)    “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.
(d)    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)    “Awarded Stock” means the Common Stock subject to an Award.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:
(1)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
(2)    a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(3)    the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(4)    a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a

A-1-1

majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (1) or (2) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.
(j)    “Common Stock” means the common stock of the Company.
(k)    “Company” means Microchip Technology Incorporated.
(l)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term Consultant shall not include Directors who are compensated by the Company only for their service as Directors.
(m)    “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 13.
(n)    “Director” means a member of the Board.
(o)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(p)    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(1)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(2)    If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(3)    In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(s)    “Fiscal Year” means a fiscal year of the Company.
(t)    “Fiscal Quarter” means a fiscal quarter of the Company.
(u)    “Non-Employee Director” means a member of the Board who is not an Employee.
(v)    “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option under Section 422 of the Code and regulations promulgated thereunder.
(w)    “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

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(x)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)    “Option” means a stock option granted pursuant to the Plan.
(z)    “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.
(aa)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)    “Participant” means the holder of an outstanding Award granted under the Plan.
(cc)    “Performance Share” means a performance share Award granted to a Participant pursuant to Section 11.
(dd)    “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 12.
(ee)    “Plan” means this 2004 Equity Incentive Plan, as amended and restated.
(ff)    “Restricted Stock” means Shares granted pursuant to Section 10 of the Plan.
(gg)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)    “Section 16(b)” means Section 16(b) of the Exchange Act, as amended.
(ii)    “Service Provider” means an Employee, Consultant or Non-Employee Director.
(jj)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.
(kk)    “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 9 of the Plan.
(ll)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.    Stock Subject to the Plan. Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 36,300,000 Shares plus any Shares subject to any outstanding options under the Company’s 1993 or 1997 Nonstatutory Stock Option Plans that expire unexercised, up to a maximum of an additional 5,000,000 Shares.
The Shares may be authorized, but unissued, or reacquired Common Stock.
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) pursuant to a SAR will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an Award shall become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.

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4.    Administration of the Plan.
(a)    Procedure.
(1)    Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.
(2)    Reserved.
(3)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(4)    Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
(1)    to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;
(2)    to select the Service Providers to whom Awards may be granted hereunder (other than the automatic grants to Non-Employee Directors provided for in Section 17 of the Plan);
(3)    to determine whether and to what extent Awards or any combination thereof, are granted under the Plan;
(4)    to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted under the Plan;
(5)    to approve forms of agreement for use under the Plan;
(6)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(7)    to construe and interpret the terms of the Plan and Awards;
(8)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
(9)    to modify or amend each Award (subject to Sections 8(c), 9(b) and 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;
(10)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(11)    to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

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(12)    to determine the terms and restrictions applicable to Awards; and
(13)    to make all other determinations deemed necessary or advisable for administering the Plan.
(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
5.    Eligibility. Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Non-Employee Directors shall only receive Awards pursuant to Section 17 of the Plan.
6.    Limitations.
(a)    Nonstatutory Stock Option. Each Option shall be designated in the Notice of Grant as a Nonstatutory Stock Option.
(b)    No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.
(c)    Annual Limitations. The following limitations shall apply to grants of Options and Stock Appreciation Rights to Participants:
(1)    No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 1,500,000 Shares; provided, however, that such limit shall be 4,000,000 Shares in the Participant’s first Fiscal Year of Company service.
(2)    The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).
(d)    Minimum Vesting Requirements.
(1)    General. Except as specified in Section 6(d)(2), Awards will vest no earlier than the one (1)-year anniversary of such Award’s grant date (except if accelerated pursuant to a Change of Control or a termination of the Participant’s status as a Service Provider due to a Participant’s death, or a Participant’s Disability) (each, an “Acceleration Event”).
(2)    Exception. Awards may be granted to any Service Provider without regard to the minimum vesting requirements set forth in Section 6(d)(1) if the Shares subject to such Awards would not result in more than five percent (5%) of the maximum aggregate number of Shares reserved for issuance pursuant to all outstanding Awards granted under the Plan (the “5% Limit”). Any Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Awards pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements as set forth in Section 6(d)(1) and to the discretionary vesting acceleration of Awards specified in this Section 6(d)(2).
7.    Term of Plan. The Plan is effective as of October 1, 2004 (the “Effective Date”). It shall continue in effect until May 22, 2022, unless sooner terminated under Section 21 of the Plan.
8.    Stock Options.
(a)    Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

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(b)    Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.
(c)    No Repricing. The exercise price for an Option may not be reduced. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, other Award or cash.
(d)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.
(e)    Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Subject to Applicable Laws, such consideration may consist entirely of:
(1)    cash;
(2)    check;
(3)    other Shares which (A) in the case of Shares acquired upon exercise of an option have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(4)    delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;
(5)    any combination of the foregoing methods of payment; or
(6)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
(f)    Exercise of Option.
Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 19 of the Plan.
Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

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(g)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s misconduct, death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(h)    Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(i)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such Option may be exercised by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
9.    Stock Appreciation Rights.
(a)    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.
(b)    Exercise Price and Other Terms. Subject to Section 4(c) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The per share exercise price for the Shares or cash to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant. The exercise price may not be reduced. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR, other Award or cash.
(c)    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(1)    the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(2)    the number of Shares with respect to which the SAR is exercised.
With respect to SARs settled in Shares, until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no

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right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the SAR, notwithstanding the exercise of the SAR.
(d)    Payment Upon Exercise of SAR. At the discretion of the Administrator, payment for an SAR may be in cash, Shares or a combination thereof.
(e)    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(f)    Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.
(g)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(h)    Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(i)    Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such SAR may be exercised by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
10.    Restricted Stock.
(a)    Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 300,000 Shares of Restricted Stock); provided, however, that such limit shall be 750,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock.
(b)    Restricted Stock Units. Restricted Stock may be granted in the form of Restricted Stock or units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject

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to an Award. With respect to the units to acquire Shares, until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist.
(c)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(d)    Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.
(e)    Dividends and Other Distributions. Until the restrictions set forth in the Restricted Stock Award agreement have lapsed, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares. However, to the extent the restrictions in the Restricted Stock Award have lapsed, Service Providers holding Shares of Restricted Stock will be entitled to receive dividends, even if there are other restrictions on the Shares of Restricted Stock (e.g., a lock up period due to a public offering or a restriction due to possession of material nonpublic information).
11.    Performance Shares.
(a)    Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 300,000 units of Performance Shares); provided, however, that such limit shall be 750,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.
(b)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(c)    Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.
12.    Performance Units.
(a)    Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash

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equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.
(b)    Number of Performance Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant, provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $1,500,000, provided, however, that such limit shall be $4,000,000 in the Participant’s first Fiscal Year of Company service.
(c)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.
(d)    Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.
13.    Deferred Stock Units.
(a)    Description. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.
(b)    Annual Limits. Deferred Stock Units shall be subject to the annual limits applicable to the underlying Restricted Stock, Performance Share or Performance Unit Award.
14.    Death of Participant. In the event that a Participant dies while a Service Provider, then 100% of his or her Awards shall immediately vest.
15.    Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.
16.    Misconduct. Should (i) the Participant’s service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) the Participant makes any unauthorized use or disclosure of confidential information or trade secrets of the Company or any Parent or Subsidiary, then in any such event all outstanding Awards held by the Participant under the Plan shall terminate immediately and cease to be outstanding, including as to both vested and unvested Awards.
17.    Non-Employee Director Options.
(a)    Initial Grants. Each Non-Employee Director who first becomes a Non-Employee Director on or after May 5, 2010 (excluding any Non-Employee Director who previously served on the Board), shall be automatically granted that number of Restricted Stock Units equal to $160,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the “Initial RSU Grant”), as of the date that the individual first is appointed or elected as a Non-Employee Director. The Initial RSU Grant will vest in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of the Fiscal Quarter in which the grant is made. All vesting of the Initial RSU Grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
(b)    Annual Grants. On the date of the Company’s annual stockholders’ meeting, each Non-Employee Director who has served as a Non-Employee Director for at least three months on that date shall be automatically granted that number of Restricted Stock Units equal to $84,000 (or $123,000 for grants occurring after the Amendment Date) divided by the Fair Market Value, rounded down to the nearest whole Share (the “Annual RSU Grant”), provided that such Non-Employee

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Director has been elected by the stockholders to serve as a member of the Board at that annual stockholders’ meeting. The Annual RSU Grant will vest in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of the Fiscal Quarter in which the grant is made. All vesting of the Annual RSU Grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
18.    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an Award be transferred in exchange for consideration. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
19.    Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.
(a)    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the Fiscal Year annual share issuance limits under Sections 6(c), 10(a) and 11(a) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that any such change in capitalization shall not affect the number of shares awarded under the automatic grants to Non-Employee Directors described in Sections 17(a) and (b), and provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
(c)    Change of Control.
(1)    Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders

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of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
(2)    Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
20.    Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
21.    Amendment and Termination of the Plan.
(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)    Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.
(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.
22.    Conditions Upon Issuance of Shares.
(a)    Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that

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the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
23.    Liability of Company.
(a)    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)    Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 21(b) of the Plan.
24.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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MICROCHIP TECHNOLOGY INCORPORATED
2019 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, August 20, 2019
9:00 a.m. Mountain Standard Time
2355 W. Chandler Blvd.
Chandler, Arizona 85224-6199

This Proxy is solicited on behalf of the Board of Directors 2019 ANNUAL MEETING OF STOCKHOLDERS

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2019 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting. The meeting is scheduled for August 20, 2019, at 9:00 a.m., Mountain Standard Time, at Microchip's Chandler, Arizona facility at 2355 W. Chandler Blvd., Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the approval of a French sub-plan under our 2004 Equity Incentive Plan; (3) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2020; (4) FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executives; and (5) AGAINST approval of a stockholder proposal requesting our Board to report on our processes for identifying and analyzing human rights risks to workers in our operations and supply chain; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2019 Annual Meeting

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.proxypush.com/mchp	( PHONE 1-866-883-3382	* MAIL
Use the internet to vote your proxy until 11:59 p.m. (CT) on August 19, 2019.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 19, 2019.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:
	01 Steve Sanghi	☐	For	☐	Against	☐	Abstain
	02 Matthew W. Chapman	☐	For	☐	Against	☐	Abstain
	03 L.B. Day	☐	For	☐	Against	☐	Abstain
	04 Esther L. Johnson	☐	For	☐	Against	☐	Abstain
	05 Wade F. Meyercord	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.	Proposal to approve a French sub-plan under our 2004 Equity Incentive Plan.	☐	For	☐	Against	☐	Abstain
3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2020.	☐	For	☐	Against	☐	Abstain
4.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote AGAINST proposal 5.

5.	Stockholder proposal requesting our Board to report on our processes for identifying and analyzing human rights risks to workers in our operations and supply chain.	☐	For	☐	Against	☐	Abstain

Date _________________________________	Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the Proxy.